UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant ☒

Filed by a Party other than the Registrant □

Check the appropriate box:

☒

Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

ALLIED BANCSHARES, INC.

_______________________________________________________________________

(Name of Registrant as Specified In Its Charter)

_______________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

□

Fee paid previously with preliminary materials.

☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

         Entire fee offset.

(2)     Form, Schedule or Registration Statement No.:

        Schedule 13E-3

(3)     Filing Party:

        Allied Bancshares, Inc.

(4)     Date Filed:

       September 28, 2006

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ALLIED BANCSHARES

1700 Market Place Boulevard

Cumming, Georgia  30041

(770) 888-0063

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Allied Bancshares to be held on _________________, ____________, 2006 at ______ local time at 1700 Market Place Boulevard, Cumming, Georgia.

At this important meeting, you will be asked to vote on proposed amendments to our articles of incorporation. These amendments will provide for the authorization of a new series of preferred stock, and the reclassification of shares of our common stock held by shareholders who own 1,000 or fewer of such shares into the shares of preferred stock, on the basis of one share of preferred stock for each share of common stock held by such shareholders. Shareholders receiving preferred stock in the reclassification will receive no additional consideration for their common stock.  All other shares of common stock will remain outstanding and will be unaffected by the reclassification.  The text of the proposed amendments, which includes the terms of the preferred stock, are attached as Appendix A to the accompanying proxy statement.

Generally, the preferred stock has a dividend and liquidation preference compared to our common stock and participates equally and votes with the common stock in a sale or change in control of Allied Bancshares; however, the preferred stock will not have voting rights with respect to any other matter subject to a vote of shareholders.

The primary effect of this transaction will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws and will no longer having reporting obligations under the Securities Exchange Act of 1934.

We are proposing this transaction because our board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages. The reasons the board considered in reaching this conclusion include:

•

we estimate that we will eliminate costs and avoid immediately anticipated annual future costs of approximately $124,000 by eliminating the requirement to make periodic reports, including complying with the Sarbanes-Oxley Act of 2002, and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $105,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

•

operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; and

•

management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth.

Except for the effects described in the accompanying proxy statement, we do not expect this transaction to adversely affect our operations.

We believe that while our shareholders will lose the benefits of holding registered stock, such as the elimination of corporate liability under the Securities Exchange Act and of certain corporate governance safeguards such as the certification of our financial statements by our officers, these benefits are outweighed by the costs relating to the registration of our common stock.  These costs and benefits are described in more detail in the enclosed proxy statement.

Our shareholders are entitled to statutory dissenters’ rights with respect to the reclassification.  If our shareholders approve the proposed articles of amendment, shareholders who elect to dissent from approval of the articles of amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders.  To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment for his or her shares prior to the shareholder vote on the reclassification and not vote in favor of the reclassification.  In the event that shareholders exercise dissenters’ rights, we will hire an independent appraiser to assist us in determining the fair value of our common stock.  Based on recent sales of our common stock, we estimate that the current “fair market value” of our common stock is $19.00 per share.  We anticipate that the “fair value” of our stock in this context would be higher than the “fair market value” and estimate that the current “fair value” of our common stock is at least $19.00 per share.

Your board of directors believes the terms of the proposed transaction are fair and are in the best interest of our unaffiliated shareholders, and unanimously recommends that you vote “FOR” the proposal to amend our articles of incorporation. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with its approval of the transaction, and we encourage you to read carefully the proxy statement and appendices.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued support of Allied Bancshares.

Sincerely, Andrew K. Walker President and Chief Executive Officer

ALLIED BANCSHARES

1700 Market Place Boulevard

Cumming, Georgia  30041

(770) 888-0063

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON _________________, 2006

A special meeting of shareholders of Allied Bancshares will be held on __________________, ______________, 2006, at ______ local time at 1700 Market Place Boulevard, Cumming, Georgia, the main office of First National Bank of Forsyth County, for the following purposes:

(1)

To consider and vote upon the proposal to adopt amendments to Allied Bancshares’s articles of incorporation. The amendments will (a) authorize a new series of preferred stock, entitled Series A Preferred Stock, and (b) provide for the reclassification of shares of common stock held by owners of 1,000 or fewer of such shares of common stock into the Series A Preferred Stock on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders.

(2)

To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

The board of directors has fixed the close of business on ______________, 2006, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

Dissenters’ rights are available under Georgia law to shareholders voting upon the proposal to adopt the amendments.  Please see the subsection entitled “Dissenters’ Rights” beginning on page 37 of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the reclassification.

By order of the Board of Directors, Andrew K. Walker President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

Your board of directors unanimously recommends that you vote “FOR” approval of the amendments to our articles of incorporation.

ALLIED BANCSHARES, INC.

1700 Market Place Boulevard

Cumming, Georgia  30041

(770) 888-0063

PROXY STATEMENT

Special Meeting of Shareholders

To Be Held on ____________, 2006

The board of directors of Allied Bancshares, Inc. ("Allied Bancshares" or the "company") is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, shareholders will be asked to vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”) providing for the reclassification of certain shares of the company's common stock into preferred stock.

The reclassification is designed to reduce the number of Allied Bancshares common shareholders of record to below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The board has determined that it is in the best interests of Allied Bancshares and our shareholders to effect the reclassification because the company will realize significant cost savings as a result of ending our reporting obligations under the Securities Exchange Act. The board believes these cost savings and the other benefits of deregistration described in this proxy statement outweigh the loss of the benefits of registration to our shareholders, such as the elimination of corporate and affiliate liability under the Securities Exchange Act and the elimination of certain corporate safeguards such as the certification of our financial statements by our officers.

In the reclassification, shareholders who are the record holders of 1,000 or fewer shares of Allied Bancshares common stock will receive one share of Allied Bancshares Series A Preferred Stock, $.10 par value, for each share of common stock they own on the effective date of the reclassification. Shareholders receiving preferred stock in the reclassification will receive no additional consideration for their common shares. All other shares of Allied Bancshares common stock will remain outstanding and will be unaffected by the reclassification.

Generally, the preferred stock has a dividend and liquidation preference to our common stock and participates equally with the common stock in a sale or change in control of the company; however, the preferred stock does not have voting rights with respect to any other matter that may be submitted for a shareholder vote.

This proxy statement provides you with detailed information about the proposed reclassification. We encourage you to read this entire document carefully.

The board of directors has determined that the reclassification is fair to Allied's unaffiliated shareholders and has approved the Articles of Amendment. The reclassification cannot be completed, however, unless the Articles of Amendment are approved by the holders of a majority of the votes entitled to be cast on the proposal to approve the Articles of Amendment. The current directors and executive officers of Allied Bancshares hold approximately 22.2% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Articles of Amendment.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved the reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is _____________________, 2006. We first mailed this proxy statement to the shareholders of Allied Bancshares on or about that date.

IMPORTANT NOTICES

Neither our common stock nor our preferred stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the reclassification is effected. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the reclassification is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements.  These factors include:

(1)

changes in economic conditions, both nationally and in our primary market area;

(2)

changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)

the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)

the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)

the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words "we," "our," and "us," as used in this proxy statement, refer to Allied Bancshares and its wholly-owned subsidiary, First National Bank of Forsyth County, collectively, unless the context indicates otherwise.

SUMMARY TERM SHEET

This summary provides an overview of material information from this proxy statement about the proposed reclassification transaction and the shares of preferred stock to be issued to certain shareholders. However, it is a summary only. To better understand the transaction and for a more complete description of its terms we encourage you to read carefully this entire document and the documents to which it refers before voting.

In this proxy statement, “Allied Bancshares,” “we,” “our,” “ours,” “us” and the “company” refer to Allied Bancshares, Inc., a Georgia corporation. The term “our subsidiary bank” refers to First National Bank of Forsyth County, of which we own 100%. The term “reclassification transaction” refers to the creation of the Series A Preferred Stock and the reclassification of shares of common stock held by holders of 1,000 or fewer shares of common stock into the shares of Series A Preferred Stock. References to “common stock” or “shares “ refer to Allied Bancshares’ common stock, par value $.10 per share. References to “preferred stock” refer to the new Series A Preferred Stock, par value $.10 per share.

Allied Bancshares

Allied Bancshares is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, with a business address of 1700 Market Place Boulevard, Cumming, Georgia 30041, and a business telephone number of (770) 888-0063. We own 100% of our subsidiary bank, First National Bank of Forsyth County, a national banking association.

Introduction and Overview of the Reclassification Transaction

(see page 14)

We are proposing that our shareholders adopt amendments to our articles of incorporation that will provide for the authorization of a new series of preferred stock, entitled Series A Preferred Stock (the “preferred stock”) and the reclassification of shares of our common stock held by shareholders who own 1,000 or fewer of such shares into shares of preferred stock, on the basis of one share of preferred stock for each share of common stock held by such shareholders. If the reclassification transaction is completed, our record shareholders who hold 1,000 or fewer shares of common stock will have their shares reclassified into shares of preferred stock on the basis of one share of preferred stock for each share of common stock owned by such shareholders. Also as a result of the reclassification transaction, record holders who own more than 1,000 shares of common stock will continue to hold the same number of shares of common stock following the transaction. The effect of the reclassification transaction will be to reduce the number of shareholders of common stock of record to less than 300, which will allow us to terminate our reporting obligations under federal securities laws.

The Amendments to our Articles of Incorporation

As discussed above, the amendments to our Articles of Incorporation provide for the authorization of the preferred stock and the reclassification transaction. These amendments will be voted upon by our shareholders as one proposal.  When we refer to the term “amendment,” we are referring to both the creation of the new series of preferred stock and the reclassification transaction since the amendments will be voted upon as one proposal.

Background of the Reclassification Transaction

(see pages 15-18)

For a description of the events leading to the approval of the reclassification transaction by our board of directors and the reasons for its approval, you should refer to “Special Factors-Background of the Reclassification Transaction,” “Special Factors-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” and “Special Factors-Purpose and Structure of the Reclassification Transaction” on pages 18 through 27.  As we explain more fully in these sections, our board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company.

Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation

(see pages 18-26)

Our reasons for the reclassification transaction include the following:

•

we estimate that we will eliminate costs and avoid immediately anticipated annual future costs of approximately $124,000 by eliminating the requirement to make periodic reports, including complying with the Sarbanes-Oxley Act of 2002, and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $105,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

•

operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; management will have increased flexibility to consider and initiate actions that may produce future benefits and growth; and

•

the reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of preferred stock to still retain an equity interest in Allied Bancshares at the same value per share as holders of common stock in the event of any sale of Allied Bancshares.

We considered that some of our shareholders may prefer to continue as shareholders of Allied as an SEC-reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh any advantages associated with doing so.

Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction and the terms and provisions of the reclassification transaction, including the reclassification of common stock into preferred stock by certain of our shareholders, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction.

In the course of determining that the reclassification transaction is fair to and is in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of preferred stock, the board considered a number of positive and negative factors affecting these groups of unaffiliated shareholders in making their determination. To review the reasons for the reclassification transaction in greater detail, please see pages 18 through 21.

Our Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to our articles of incorporation that will effect the reclassification transaction.

Purpose and Structure of the Reclassification Transaction

(see pages 26-27)

The purpose of the reclassification transaction is to consolidate ownership of our common stock and reduce the number of our record shareholders of common stock to less than 300. If successful, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent on complying with SEC-reporting obligations on operational and business goals.

The transaction has been structured as a reclassification transaction whereby holders of 1,000 or fewer shares of common stock will receive shares of preferred stock on the basis of one share of preferred stock for each share of common stock held by such shareholder. Because no cash payments will be made to shareholders in connection with the transaction (except to the extent that shareholders exercise dissenters’ rights), this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement. See “Special Factors-Background of the Reclassification Transaction” beginning on page 15.

The reclassification transaction is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be converted into receiving shares of preferred stock. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares.  For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares.

Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.  Thus, it is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of Allied stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of Allied stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for more than 1,000 shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own 1,000 or fewer shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is 1,000 or fewer.

If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will be receiving shares of preferred stock in the transaction until it is completed. However, because we think it is likely that any brokerage firm or other nominee will hold 1,000 or more shares in any one account, we think it is likely that all “street name” holders will continue to remain common stock shareholders.

Effects of the Reclassification Transaction

(see pages 27-31)

The reclassification transaction is a going private transaction for Allied Bancshares meaning it will allow us to deregister with the SEC and we will no longer be subject to reporting obligations under federal securities laws. As a result of the reclassification transaction, among other things:

•

the number of our record common shareholders will be reduced from approximately 586 to approximately 210, and the number of outstanding shares of our common stock will decrease approximately 13.5%, from 1,502,000 shares to approximately 1,299,748 shares; and the number of outstanding shares of our preferred stock will correspondingly increase from zero shares to approximately 202,252 shares, held by approximately 376 shareholders;

•

because of the reduction of our total number of record shareholders of common stock to less than 300, we will be allowed to terminate our status as a reporting company with the SEC; and

•

those shareholders receiving shares of preferred stock will continue to have an equity interest in Allied Bancshares and therefore will still be entitled to participate in any future value received as a result of a sale of the company, if any.

For a further description of how the reclassification transaction will affect our unaffiliated shareholders, including the different effects on the shareholders, please see “Special Factors-Effects of the Reclassification Transaction on Shareholders of Allied Bancshares” on pages 30 through 32.

Terms of the Preferred Stock to be Received in the Reclassification

As of the date of this proxy statement, the only shares we had outstanding were shares of common stock, and no shares of preferred stock. The reclassification will create a new series of preferred stock.

The amendment authorizes the issuance of up to 500,000 shares of Series A Preferred Stock, which we refer to as preferred stock in this proxy statement. The terms of the preferred stock provide as follows:

•

Dividend Rights. Holders of preferred stock are entitled to a preference in the distribution of dividends, so that holders of the shares shall receive dividends, when and if declared and paid by Allied Bancshares, prior to the receipt of dividends by the holders of common stock. Allied Bancshares is not required to pay any dividends on the preferred stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Allied Bancshares will not accumulate to future periods and will not represent a contingent liability of Allied Bancshares

•

Perpetual Preferred Stock. The preferred stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

•

Voting Rights. Holders are entitled to vote only upon any merger, acquisition of all of the stock of, or other business combination involving, Allied Bancshares, or acquisition of 25% or greater equity interest in, or a substantial portion of, the assets of Allied Bancshares (a “Change in Control”), and upon no other matters. On those matters on which the holders of the preferred stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Allied Bancshares. The holders of preferred stock vote together with the holders of common stock, and not as a separate class.

•

Conversion Rights. The shares of preferred stock automatically convert to shares of common stock upon a Change in Control with each share of preferred stock convertible into one share of common stock.

•

Liquidation Rights. Holders of preferred stock are entitled to a preference in the distribution of assets of Allied Bancshares in the event of any liquidation, dissolution or winding-up of Allied Bancshares, whether voluntary or involuntary, equal to on a per share basis the greater of:  (i) the net book value of the shares of preferred stock as determined under generally accepted accounting principals, (ii) the amount paid to the holders of common stock, or (iii) $10.00 per share. Upon the occurrence of any such event, if the amount to be paid in liquidation is $10.00 per share and the assets of Allied Bancshares are insufficient to permit the payment to such holders of the full $10.00 amount per share, then the entire assets and funds of Allied Bancshares legally available for distribution will be distributed among the holders of preferred stock pro rata according to the number of shares of preferred stock held by each.

•

Preemptive Rights. Holders of preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of Allied Bancshares that may be issued in the future.

•

Redemption Rights.  Holders of preferred stock have no right to require that Allied Bancshares redeem their shares, nor does Allied Bancshares have the right to require the holders of preferred stock to sell their shares to the Company.

The following table compares the rights of our Common Stock to the rights of the Series A Preferred Stock:

	Rights of Common Stock	Rights of Series A Preferred Stock

Voting Rights	Common shareholders can vote on any matter subject to shareholder approval.	Holders of Series A Preferred Stock are not entitled to vote their shares except upon proposals for a Change in Control of the Company, or as otherwise provided by law.

Dividend Rights

Holders of common stock are subordinate to holders of Series A Preferred Stock in the distribution of dividends, when and if declared and paid by the Company, so that holders of our common stock are not entitled to receive dividends unless such dividends are paid in full on the Series A Preferred Stock prior to the receipt of dividends by the holders of common stock.

Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, when and if declared and paid by the Company, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount not less than that paid on common shares prior to the receipt of dividends by the holders of common stock.

Conversion Rights	The common stock does not have conversion rights.	The shares of Series A Preferred Stock automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

Liquidation Rights	Holders of common stock have no liquidation preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company.

Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $10.00 per share.

Interests of Certain Persons in the Reclassification Transaction

(see pages 32-33)

You should be aware that our directors and executive officers have interests in the reclassification transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the reclassification transaction.

We expect that all of our directors and executive officers, except Charles Allgood who owns 100 shares of common stock, will own more than 1,000 shares of common stock at the effective time of the reclassification transaction, and will therefore continue as holders of common stock if the reclassification transaction is approved. In addition, because there will be fewer outstanding shares of common stock, these directors and executive officers will own a larger relative percentage of the common stock on a post-transaction basis, which will continue to have voting rights as compared to the shares of preferred stock which will have no voting rights (except to the extent provided by law). As of the record date, our directors and executive officers collectively beneficially held 646,820 shares (including stock options and stock warrants) or 35.6% of our common stock, and had voting power over 333,678 actual outstanding shares or 22.2% of our common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 40.1% of our common stock (including stock options and stock warrants) and will have voting power with respect to 25.7% of our common stock (based upon actual outstanding shares). This represents a potential conflict of interest because our directors approved the reclassification transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed reclassification transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.  Mr. Allgood will own 100 shares of preferred stock after the reclassification as a result of the conversion of his 100 shares of common stock.

In addition, the board of directors, throughout its consideration of the transaction, recognized that the interests of the shareholders retaining their common stock and those shareholders receiving preferred stock might not be the same. See “Special Factors-Background of the Reclassification Transaction” and “Special Factors-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” for a discussion of how the board of directors addressed this situation.

Financing of the Reclassification Transaction

(see page 33)

We estimate that the total fees and expenses relating to the reclassification transaction will be approximately $51,000. This amount will be higher to the extent that shareholders exercise dissenters’ rights. We intend to pay these transaction amounts from funds of Allied Bancshares raised in our initial stock offering in 2004. However, in structuring the terms of the transaction in a manner that shares of common stock are not “cashed out” in the transaction but rather are converted into shares of preferred stock which are in turn convertible into common stock upon a closing of any Change in Control transaction of Allied Bancshares, the Board of Directors believes that it has attempted to balance the interests of reducing Allied Bancshares’ expenses in transitioning to a non-SEC reporting company while at the same time affording all shareholders the opportunity to retain an equity ownership interest in the Company.

Material Federal Income Tax Consequences of the Reclassification Transaction

(see pages 33-38)

We believe that the reclassification transaction, if approved and completed, will have the following federal income tax consequences:

•

the reclassification transaction should result in no material federal income tax consequences to us;

•

those shareholders receiving preferred stock for their shares of common stock will not recognize any gain or loss in the reclassification transaction, their basis in the preferred stock will equal the basis in their shares of common stock, and their holding period for shares of preferred stock will include the holding period during which their shares of common stock were held;

•

when the preferred stock converts back to common stock upon a change in control, a subsequent sale of the common stock will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold);

•

where preferred stock is received for common stock in a tax-free recapitalization, the proceeds from a subsequent sale of this preferred stock generally will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold), unless the preferred stock is Section 306 stock.  The preferred stock will be Section 306 stock if its receipt would have been taxed as a dividend to the shareholder had the company distributed cash instead of the preferred stock.  The sale of Section 306 stock would be treated as ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. If the preferred stock is Section 306 stock, then any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain. No loss may be recognized on the disposition of Section 306 Stock. Under current tax law, dividend income resulting from the sale of Section 306 stock will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2010. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2011; and

•

those shareholders continuing to hold common stock will not recognize any gain or loss or dividend income in connection with the transaction.

Because determining the tax consequences of the reclassification transaction can be complicated, you should consult your own tax advisor to understand fully how the reclassification transaction will affect you.

Dissenters’ Rights

(see pages 38-41)

Our shareholders are entitled to statutory dissenters’ rights with respect to the reclassification.  If our shareholders approve the proposed articles of amendment, shareholders who elect to dissent from approval of the articles of amendment are entitled to receive the “fair value” of their shares of common stock, plus interest accrued since the effective date of the reclassification, if they comply with the provisions of Article 13 of the Georgia Business Corporations Code regarding the rights of dissenting shareholders.  The exercise of dissenters’ rights is the only way in which shareholders may receive cash in exchange for their shares in the reclassification.  The material aspects of the Georgia Code’s dissenters’ rights statute are summarized below.  See page 38 and Appendix B for additional information.

•

To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment of his or her shares prior to the shareholder vote on the reclassification and not vote in favor of the reclassification.  To ensure notice reaches us prior to the special meeting, we recommend that it be mailed at least one week prior to the meeting (i.e., on or before _____________, 2006) or delivered to us in person before the meeting convenes.  The notice should be signed by the registered holder to whom the proxy statement was addressed.  If you have any questions about this, please contact our Chief Executive Officer, Andrew K. Walker, at (770) 888-0063.

•

If shareholders exercise dissenters’ rights, we plan to determine the fair value of our common stock with the assistance of an independent appraiser.  Although we are currently unable to provide a specific price we would offer to pay in a dissenters’ proceeding, we anticipate that the advisor would calculate fair value based on a combination of methods, including analyses of the trading multiples (price to book value, price to trailing 12-month core earnings and core deposit premium) of comparable public companies; the implied transaction multiples for recent mergers and acquisitions involving southeastern banks with similar asset size; the recent trading history and volume for our common stock; and a terminal value analysis to determine a current range of fair value of our common stock based on the company’s future earnings.  Because these calculations are complex, we are unable to offer a current determination or example of the fair value of our stock without retaining a financial advisor at this point.  We do, however, anticipate that “fair value” in this context would be higher than “fair market value”, as measured by the trading price of our stock.  While we do not have a trading market for our stock, based on recent isolated sales of our stock, we estimate that the current fair market value is $19.00 per share and that the current fair value is at least $19.00 per share.

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting

(see page 45)

Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on ________________, 2006, at __________ local time at 1700 Market Place Boulevard, Cumming, Georgia 30041, and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked:

•

to consider and vote upon proposals to adopt amendments to our articles of incorporation that will (a) authorize a new series of preferred stock, and (b) provide for the reclassification of shares of common stock held by owners of 1,000 or fewer of such shares into the preferred stock on the basis of one share of preferred stock for each share of common stock held by such shareholders; and

•

to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.

Record Date

(see page 46)

You may vote at the special meeting if you owned Allied Bancshares common stock at the close of business on ______________, 2006, which has been set as the record date. At the close of business on the record date, there were 1,502,000 shares of our common stock outstanding held by approximately 586 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval

(see page 46)

Approval of the reclassification transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 751,001 of the 1,502,000 outstanding shares. Because our executive officers and directors have the power to vote a total of  333,678 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 416,323 shares held by shareholders who are not executive officers or directors of the company will be required to vote in favor of the transaction for it to be approved. Because our executive officers and directors own 22.2% of the voting power of our outstanding common stock, there is no assurance that the reclassification transaction will be approved.

Abstentions and broker non-votes will have the effect of a vote “AGAINST” the reclassification transaction. Approval of the reclassification transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by submitting either a written notice revoking the proxy or a later-dated proxy to our president. You may also revoke your proxy by attending the meeting and voting in person.

Provisions for Unaffiliated Shareholders

(see pages 21-26)

Allied Bancshares has not made any provisions in connection with the reclassification transaction to grant unaffiliated shareholders access to our corporate files or the files of those shareholders continuing to own common stock, or to obtain counsel or appraisal services for those shareholders receiving preferred stock at our expense or at the expense of those shareholders continuing to own common stock.

QUESTIONS AND ANSWERS ABOUT THE RECLASSIFICATION TRANSACTION

Q:

What is the date, time and place of the special meeting?

A:

The special meeting of our shareholders will be held on _____________, _____________, at ________ local time at 1700 Market Place Boulevard, Cumming, Georgia 30041, to consider and vote upon the reclassification transaction proposal.

Q:

What is the proposed reclassification transaction?

A:

We are proposing that our shareholders approve amendments to our articles of incorporation which provide for the creation of the preferred stock, and the reclassification of shares of common stock held by holders of 1,000 or fewer shares of common stock into shares of preferred stock on the basis of one share of preferred stock for each share of common stock held by such shareholders.

The purpose of the reclassification transaction is to allow us to terminate our SEC-reporting obligations (referred to as “going private”) by reducing the number of our record shareholders of common stock to less than 300. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of public reports and other documents.

Q:

Why is 1,000 shares the “cutoff number” for determining which shareholders will receive preferred stock and which shareholders will remain as common stock shareholders of Allied Bancshares?

A.

The purpose of the reclassification transaction is to reduce the number of our record shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company, Our board selected 1,000 shares as the “cutoff number” in order to enhance the probability that after the reclassification transaction, if approved, we will have fewer than 300 record shareholders.

Q:

What is the recommendation of our board of directors regarding the proposal?

A.

Our board of directors has determined that the reclassification transaction is advisable and in the best interests of Allied Bancshares’ unaffiliated shareholders. Our board of directors has unanimously approved the reclassification transaction and recommends that you vote “FOR” approval of this matter at the special meeting.

Q:

Who is entitled to vote at the special meeting?

A:

Holders of record of our common stock as of the close of business on ____________, 2006, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.

Q:

What vote is required for our shareholders to approve the reclassification transaction?

A:

For the amendment to our articles of incorporation to be adopted, holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting must vote “FOR” the amendment to the articles of incorporation.

Q.

What if the proposed reclassification transaction is not completed?

A:

It is possible that the proposed reclassification transaction will not be completed. The proposed reclassification transaction will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the proposed amendment to our articles of incorporation. If the reclassification transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:

What happens if I do not return my proxy card?

A:

Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the reclassification transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the reclassification transaction proposal.

Q:

What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders. This proxy statement includes detailed information on how to cast your vote.

Q:

If my shares are held for me by my broker, will my broker vote those shares for me?

A:

Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:

Can I change my vote after I have mailed my proxy card?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting by following the procedures outlined in this proxy statement.

Q:

Do I need to attend the special meeting in person?

A:

No. You do not have to attend the special meeting to vote your Allied Bancshares shares.

Q.

Will I have dissenters’ rights in connection with the reclassification transaction?

A.

Yes. Under Georgia law, which governs the reclassification transaction, as a shareholder voting upon the reclassification transaction, you have the right to dissent and demand the fair value of your shares if you do not vote for the proposed reclassification transaction and you comply with all procedural requirements of Georgia law, the relevant sections of which are attached to this proxy statement as Appendix B. Failure to precisely follow these requirements will result in the loss of your dissenters’ rights. Your rights are described in more detail under “SPECIAL FACTORS-Dissenters’ Rights” at page 38.

Q:

Should I send in my stock certificates now?

A.

No. If you own in record name 1,000 or fewer shares of common stock of record after the reclassification transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for shares of preferred stock. If you own in record name more than 1,000 shares of our common stock, you will continue to hold the same shares after the reclassification transaction as you did before and you thus do not need to send in your stock certificate or take any other action after the transaction.

Q.

Where can I find more information about Allied Bancshares?

A.

We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see page 62.

Q.

Who can help answer my questions?

A.

If you have questions about the reclassification transaction after reading this proxy statement or need assistance in voting your shares, you should contact Andrew Walker, President and Chief Executive Officer of Allied Bancshares at (770) 888-0063.

SPECIAL FACTORS

Overview of the Reclassification Transaction

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Allied Bancshares, a Georgia corporation, and is to be used at a special meeting at which our shareholders will be asked to consider and vote upon a proposal to amend our articles of incorporation. If approved, the amendment will provide for the authorization of a class of preferred stock, and the reclassification of shares of our common stock held by shareholders who own 1,000 or fewer of such shares into shares of the preferred stock, on the basis of one share of preferred stock for each share of common stock held by such shareholders.

If the amendment is approved as described below, record holders of 1,000 or fewer shares of our common stock prior to the reclassification transaction will no longer hold shares of common stock but, rather, will hold an equal number of shares of preferred stock. Record shareholders holding more than 1,000 shares of common stock before the reclassification transaction will hold the same number of shares of common stock following the transaction. We intend, immediately following the reclassification transaction, to terminate the registration of our shares under the Securities Act of 1933, as amended, and our registration and further reporting under the Securities Exchange Act of 1934, as amended.

If approved by our shareholders at the special meeting and implemented by our board of directors, the reclassification transaction will generally affect our shareholders as follows:

SHAREHOLDERS POSITION PRIOR TO RECLASSIFICATION TRANSACTION	EFFECT OF RECLASSIFICATION TRANSACTION

Shareholders holding in record name more than 1,000 shares of common stock	Shares will no longer be eligible for public trading. Sales may continue to be made in privately negotiated transactions.

Shareholders holding in record name 1,000 or fewer shares of common stock

Shares will be converted into an equal number of shares of preferred stock.  It is not anticipated that an active trading market for these shares will develop.  Sales may be made in privately negotiated transaction.

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)

The reclassification transaction will be effected at the record shareholder level.  Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the reclassification transaction, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the reclassification transaction.

The effects of the reclassification transaction on each group of unaffiliated shareholders are described more fully below under “-Effects of the Reclassification Transaction on Shareholders of Allied Bancshares,” and the effects on the company are described more fully below under “-Effects of the Reclassification Transaction on Allied Bancshares; Plans or Proposals after the Reclassification Transaction.”

Background of the Reclassification Transaction

As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

•

Annual Reports on Form 10-KSB;

•

Quarterly Reports on Form 10-QSB;

•

Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and

•

Current Reports on Form 8-K.

In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing shareholder documents, and word processing, specialized software and filing costs. These registration and reporting related costs have been increasing over the years, and we believe they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.

As of September 1, 2006, there were 1,502,000 shares of our common stock issued and outstanding, held by approximately 586 current record shareholders and, to our knowledge, approximately 76 persons who hold their shares in “street name” through brokers or other intermediaries. Of our approximately 586 shareholders, we believe approximately 376 shareholders hold 1,000 or fewer shares. Our board of directors and management believe that the recurring expense and burden of our SEC-reporting requirements described above, coupled with the time and expense of maintaining so many shareholder accounts, are not cost efficient for Allied Bancshares. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.

There can be many advantages to being a public company, possibly including a higher stock value, a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. However, there is a limited market for our common stock, and historically our shares have been inactively traded. We have therefore not been able to effectively take advantage of these benefits. For example, we believe that in recent years the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading. We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers. In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of our common stock in a public offering or to acquire other business entities using our stock as consideration. Moreover, our limited trading market and the fact that our common stock is not listed on any exchange or on the Over The Counter Bulletin Board could make it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. The reclassification transaction will allow our shareholders receiving preferred stock to continue to have an equity interest in Allied Bancshares and therefore participate in any future value received as a result of a sale of the company, if any. Therefore, our board of directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. Please refer to “SPECIAL FACTORS-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” for a further discussion of the reasons supporting the reclassification transaction.

As a result of the board’s conclusions, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to terminate our periodic reporting obligations to the SEC.

On June 15, 2005, our board met to discuss alternatives to better manage our large shareholder base and thinly-traded common stock. The alternatives considered included a possible going private transaction, various structures of which were discussed, as well as alternatives to a going private transaction, such as a tender offer, stock repurchases on the open market, a reverse stock split, whereby shareholders owning less than a certain number of shares would be “cashed-out” of the company, the issuance of preferred stock to holders of a smaller number of shares of common stock, and other methods of reducing the number of outstanding shares of our common stock (although not necessarily the number of our record shareholders), as well as continuing operations as a public company. At the meeting, a 1,000 share cutoff number had been discussed and management was requested to bring back additional information to the board regarding the resultant effect on the number of company shareholders. Subsequent to this meeting, the Board of Directors considered these discussions and evaluated the costs associated with a potential going private transaction and the ongoing costs of remaining an SEC-reporting company.

On June 15, 2005, our board decided to postpone further consideration of a going private transaction until receipt of the report of the SEC committee studying the application of the SEC reporting requirements for small reporting companies.

As a result of the SEC’s decision not to provide any significant relief to small reporting companies, at a special meeting of the board of directors held on July 19, 2006 the board reviewed our strategic alternatives, including the potential advantages and disadvantages of a going private transaction and continuing operations as an SEC-reporting company. At this meeting, after substantial discussion of the alternatives, the board of directors directed management to further analyze the costs and benefits of a going private transaction. Our board’s determination to evaluate a going private transaction was based, among other things, on:

•

the administrative burden and expense of making our periodic filings with the SEC;

•

the increased flexibility, as a non-SEC reporting company, that management might have to consider and initiate actions that may produce long-term benefits and growth;

•

the administrative burden and expense of maintaining numerous shareholder accounts; the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•

the desire that a going-private transaction could be structured in a manner that all shareholders would still retain an equity interest in the company, and would not be forced out by means of a cash reverse stock split or other transaction; and

•

the estimated expense of a going private transaction.

At a special meeting of the board of directors held on August 16, 2006, and after discussion, the board unanimously approved the reclassification transaction and the amendment to the articles of incorporation.  At the meeting, management provided information regarding the number of resultant shareholders if a 1,000 share cutoff number was utilized.  The board adopted the 1,000 share cutoff number believing that it would accomplish the company’s objectives to eliminate its reporting obligations while, at the same time, minimizing the number of shareholders who would be affected by the reclassification transaction.

In approving the reclassification transaction, the board took into consideration the fact that holders of 1,000 or fewer shares of common stock would not be “cashed out” of the company but, rather, would retain an equity interest in Allied Bancshares and therefore participate at the same value per share as holders of common stock in the event of any sale of the company.  In addition, beneficial owners would have their shares of common stock reclassified into preferred stock if they were record owners instead of beneficial owners, and who wish to receive those shares of preferred stock from Allied Bancshares as a part of the reclassification transaction, would have the ability to inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. The board felt that this flexibility helped to balance the interests of the shareholders continuing to hold common stock and shareholders who would have their shares of common stock converted into preferred stock.

In determining the number of shares a shareholder needed to own in order to remain a shareholder after the reclassification transaction, the board’s primary consideration was how best to achieve the goal of becoming a non-SEC reporting company while at the same time allowing all shareholders to retain an equity ownership interest in the company. The board considered a variety of cutoff numbers as the minimum number of shares a shareholder needed to own in order to continue as a holder of common stock after the reclassification transaction. The board determined that 1,000 or fewer shares as the cut off would result in 210 record shareholders, a level that the board felt would allow enough room for growth going forward. In addition, the board felt this would also sufficiently reduce the shares outstanding so that re registration of the common stock would not be required in the near future, even if continuing shareholders who hold their shares in street name transfer ownership of their shares into their record names. Therefore, the board selected more than 1,000 shares as the minimum number of shares required to remain as a record shareholder of common stock. This number was chosen because it represented a cut-off among shareholders that would likely result, after completion of the reclassification transaction, in the number of record shareholders being less than the 300 record shareholder limit necessary to terminate our reporting requirements with the SEC. At the same time, this would result in a relatively moderate number of shares (estimated at approximately 202,252, or 13.5%, of our outstanding shares at the time of the meeting) being converted into preferred stock in the proposed reclassification transaction.

The board determined that the proposed transaction was fair to our unaffiliated shareholders, and specifically with respect to the unaffiliated shareholders receiving preferred stock in the reclassification transaction.

We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations.

Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation

Allied Bancshares’ Reasons for the Reclassification Transaction

Allied Bancshares is undertaking the reclassification transaction at this time to end our SEC reporting obligations, which will enable us to save the company and our shareholders the substantial costs associated with being a reporting company, and these costs are only expected to increase over time. The specific factors considered in electing at this time to undertake the reclassification transaction and become a non-SEC reporting company are as follows:

•

We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $124,000 by eliminating the requirement to make periodic reports, including complying with the requirements of the Sarbanes-Oxley Act of 2002, and reducing the expenses of shareholder communications. These expenses include legal expenses ($15,000), accounting expenses ($35,000), printing and postage ($2,000), necessitated by a large group of shareholders that hold a small interest in the outstanding shares of common stock. We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($72,000) spent on reporting and securities law compliance matters. In addition to these annual costs, which we expect to increase over time, we estimate savings of approximately $105,000 for one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

•

We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC-reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by disseminating our annual reports, but the costs associated with these reports are substantially less than those we incur currently;

•

In the board of directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock, and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

•

Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

•

Operating as a non-SEC reporting company will increase management’s flexibility to consider and initiate actions that may produce future benefits and growth;

•

The reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of preferred stock to still retain an equity interest in Allied Bancshares and therefore participate at the same value per share as holders of common stock in the event of any sale of Allied Bancshares; and

•

Completing the reclassification transaction at this time will allow us to begin to realize the cost savings, will allow our management to redirect its focus to our customers and communities.

We considered that some shareholders may prefer to continue as shareholders of Allied Bancshares as an SEC-reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. Historically, our shares of common stock have not been traded; however, occasionally private sales have occurred. For example, over the past year approximately 18,032, or less than 1.3%, of our outstanding shares of common stock were traded. Also, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.

Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, Allied Bancshares does not have any other purpose for engaging in the reclassification transaction at this particular time.

In view of the wide variety of factors considered in connection with its evaluation of the reclassification transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

The reclassification transaction, if completed, will have different effects on the holders of common stock and those receiving shares of preferred stock. You should read the discussions under “Allied Bancshares’s Position as to the Fairness of the Reclassification Transaction” and “Effects of the Reclassification Transaction on Shareholders of Allied Bancshares” for more information regarding these effects of the reclassification transaction.

We considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the reclassification transaction. The following were the alternative transactions considered, but rejected:

•

Odd-lot Tender Offer. The board believed that this alternative might not result in shares being tendered by a sufficient number of record shareholders to reduce the number of shareholders below 300. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares given the limited value of the shares and the relative inconvenience associated with a tender.

•

Tender Offer to all Unaffiliated Shareholders, Our board of directors determined that we do not have the funds to effect a tender offer and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction. In addition, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of record shareholders below 300, resulting in the requirement of a second-step merger.

•

Cash-Out Merger. The board considered a cash-out merger of the company into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the reclassification transaction. However, the board determined that a cash-out merger was not a preferable option because it did not offer shareholders an opportunity to retain an equity interest in Allied Bancshares.

•

Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced.

•

Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in our best interests or the best interests of our unaffiliated shareholders and rejected this alternative.

See “Purpose and Structure of the Reclassification Transaction” for further information as to why this reclassification transaction structure was chosen.

Allied Bancshares’ Position as to the Fairness of the Reclassification Transaction

Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction and the terms and provisions of the reclassification transaction, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction.

In concluding that the terms and conditions of the reclassification transaction, including the shares of preferred stock to be received by holders of 1,000 or fewer shares of common stock, are substantively fair to our unaffiliated shareholders, our board of directors considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, the board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders receiving preferred stock and to shareholders continuing to own shares of common stock. Because the transaction will affect shareholders differently only to the extent that some will receive shares of preferred stock in the reclassification transaction and some will retain their shares of common stock, these are the only groups of shareholders with respect to which the board considered the relative fairness and the potential effects of the transaction. See “Effects of the Transaction on Shareholders of Allied Bancshares.”

The factors that our board of directors considered positive for all unaffiliated shareholders, including both those that will continue to hold common stock as well as those that  will have their shares converted into preferred stock, included the following:

•

sales of our common stock occur infrequently, with only 18 reported sales occurring within the 12 month period ending July, 2006, involving only 18,032 shares, or less than 1.3% of our outstanding common stock, a volume that the board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;

•

beneficial owners who hold their shares in “street name,” who would receive shares of preferred stock if they were record owners instead of beneficial owners, and who wish to receive shares of preferred stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of preferred stock; and

•

shareholders receive limited benefit from us being an SEC-reporting company because of our small size, the lack of analyst coverage, and very limited sales of our common stock.

In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the factors that the board of directors considered positive for those shareholders receiving preferred stock included:

•

they would continue to have an equity interest in Allied Bancshares and therefore participate in any future value received as a result of any sale of the company at the same value per share as holders of common stock;

•

the holders would have a preference to the holders of common stock in the payment of any dividends by the company; and

•

no brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their shares of common stock into preferred stock.

In addition to the positive factors applicable to all of our shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders included:

•

they will continue to have the opportunity to participate in our future growth and earnings, including upon any sale of the company; and

•

they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements.

Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the reclassification transaction to our unaffiliated shareholders, whether they are shareholders continuing to hold common stock or shareholders having their shares of common stock converted into preferred stock.

The board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the reclassification transaction to the unaffiliated shareholders. In particular, the factors that our board of directors considered as potentially negative for those shareholders receiving preferred stock included:

•      they will be required to surrender their shares involuntarily in exchange for the preferred stock although the board believes that since the shares of preferred stock are convertible into common stock upon a change in control, they will still have the opportunity to participate in any future growth and earnings of the company. In addition, such shareholders have the opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights.

The factors that our board of directors considered as potentially negative for the unaffiliated shareholders included:

•

the shareholders, following the reclassification transaction, will have restrictions on their ability to transfer their shares of our common stock and preferred stock because our shares will be tradable only in privately-negotiated transactions, and there will not be a public market for our common stock or preferred stock, although, based on the historically low trading volume for the common stock, this factor is expected to have a limited impact;

•

they will have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide all shareholders with our annual reports and periodic information; and

•

the fact that shareholders will lose certain protections currently provided under the Securities Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act.

Our board of directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the reclassification transaction to our unaffiliated shareholders, whether they be shareholders owning shares of preferred stock or common stock and that the foregoing factors are outweighed by the positive factors previously described.

We believe that the reclassification transaction is procedurally fair to our unaffiliated shareholders, including those that are receiving shares of preferred stock, as well as those shareholders who will continue to hold their shares of common stock. In concluding that the reclassification transaction, including the preferred stock to be received by holders of common stock, is procedurally fair to our unaffiliated shareholders, the board of directors considered a number of factors. The factors that our board of directors considered positive for all unaffiliated shareholders, including both continuing and non-continuing shareholders, included the following:

•

the reclassification transaction is being effected in accordance with all applicable requirements of Georgia law;

•

our board of directors is primarily comprised of independent members, and the board was able to adequately balance the competing interests of the shareholders in accordance with their fiduciary duties;

•

although our board members do own stock in Allied Bancshares the 1,000 share cutoff set in the reclassification transaction was determined without regard to the directors’ share ownership; this represented the sole potential conflict of interest, and the board members will be treated identically to all other shareholders in the reclassification transaction;

•

management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the reclassification transaction, involving a cash-out of certain of our shareholders, or potentially ineffective in achieving the goals of allowing shareholders to retain an equity ownership in the company while at the same time, eliminating the costs and burdens of public company status.

The board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the reclassification transaction to our unaffiliated shareholders, whether they are receiving shares of preferred stock or will continue to hold shares of common stock.

The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both shareholders receiving preferred stock as well as those continuing to own common stock to the same degree, on the procedural fairness of the reclassification transaction:

•

although the interests of the shareholders receiving shares of preferred stock are different from the interests of the shareholders continuing to own common stock and may create actual or potential conflicts of interest in connection with the reclassification transaction, neither the board nor any of the directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of preferred stock for the purpose of negotiating the terms of the reclassification transaction or preparing a report concerning the fairness of the reclassification transaction;

•

the transaction is not structured to require approval of at least a majority of unaffiliated shareholders; however, the board determined that any such voting requirement would improperly usurp the power of the holders of a majority of our outstanding shares to consider and approve the proposed amendment as provided in our articles of incorporation and under Georgia law;

•

we did not solicit any outside expressions of interest in acquiring the company; and

•

we did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock or preferred stock, the fairness of the transaction to those shareholders receiving shares of preferred stock, or the fairness of the transaction to Allied Bancshares or to unaffiliated shareholders.

The board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the reclassification transaction to our unaffiliated shareholders, whether they will be receiving shares of preferred stock or will continue to own shares of common stock, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, the board felt that the consideration of the transaction by the full board, whose sole conflict of interest is a relatively insignificant increase in aggregate share ownership following the reclassification transaction and who will be treated identically to unaffiliated shareholders in the reclassification transaction, was a sufficient procedural safeguard.

In addition, with respect to the determination not to seek a valuation, our board felt that the fact that shareholders receiving preferred stock would continue to retain an equity interest in the company and also would have certain preferences to holders of common stock in any payment of dividends by the company, presented sufficient protection in value to such shareholders while at the same time affording them the right to convert their shares of preferred stock into common stock upon any sale of the company and thus participate equally with the holders of common stock in any sale of the company.

Shareholders also have the opportunity to exercise dissenters’ rights under Georgia law to the extent that they do not believe that the conversion of their shares of common stock into preferred stock is acceptable or fair to them.

We therefore believe that the reclassification transaction is substantively and procedurally fair to our unaffiliated shareholders, including those that are common stock shareholders and those that will be receiving preferred stock, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the reclassification transaction is unfair to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

No unaffiliated person has made any offer during the past two years regarding our merger or consolidation with or into such person, for the sale or other transfer of all or any substantial part of our assets, or for the purchase of a controlling number of shares of our common stock.

In reaching a determination as to fairness, we did not consider the liquidation value of our assets, the current or historical market price of those shares, our net book value, or our going concern value to be material since shareholders are not being “cashed out” in connection with the reclassification transaction and the shares of preferred stock afford those holders the right to participate equally with the holders of common stock in any sale of the company. Because of the foregoing, we also did not consider any repurchases by the company over the past two years or any report, opinion or appraisal or firm offers by unaffiliated parties within the past two years.

Neither we nor any of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the reclassification transaction or the fairness of the consideration to be received by our shareholders.

We have not made any provision in connection with the reclassification transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, our board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the board did not consider these actions necessary or customary. Our board also considered the fact that under Georgia corporate law, and subject to certain conditions set forth under Georgia law, shareholders have the right to review our relevant books and records of account.

Board Recommendation

Our board of directors believes the terms of the reclassification transaction are fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote “FOR “ the proposal to adopt the amendment to our articles of incorporation that will allow us to effect the reclassification transaction.

Purpose and Structure of the Reclassification Transaction

The purposes of the reclassification transaction are to:

•

consolidate ownership of our common stock in under 300 record shareholders of common stock, which will discontinue our SEC reporting requirements and thereby achieve significant cost savings;

•

allow all of our shareholders to retain an equity interest in the company; and

•

allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business.

For further background on the reasons for undertaking the reclassification transaction at this time, see “Background of the Reclassification Transaction” and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation.”

The proposed transaction has been structured as a stock reclassification transaction to allow small shareholders the opportunity to retain an equity interest in the future value of the company by receiving the shares of preferred stock, to avoid disruption to shareholders of more than 1,000 shares of common stock who would remain unaffected in the transaction, and to limit the costs of the reclassification transaction by avoiding costs associated with cashing out the shares of the holders of 1,000 or fewer shares of common stock.

The board elected to structure the transaction to take effect at the record shareholder level, meaning that Allied Bancshares will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of preferred stock. The board chose to structure the transaction this way in part because it determined that this method would provide Allied Bancshares with the best understanding at the effective time of how many shareholders would receive shares of preferred stock, because the company’s transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be receiving shares of preferred stock or will continue to hold shares of common stock. See “Effect of the Reclassification Transaction on Shareholders of Allied Bancshares-Examples.” The board felt that this flexibility would help to enhance the substantive fairness of the transaction to all shareholders. Overall, the board determined that structuring the reclassification as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by the board of directors and the selection of the split ratio, see “-Background of the Reclassification Transaction” and “-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation.”

Effects of the Reclassification Transaction on Allied Bancshares; Plans or Proposals after the Reclassification Transaction

The reclassification transaction will have various positive and negative effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock Outstanding

Our articles of incorporation currently authorize the issuance of 10,000,000 shares of common stock. As of the record date, the number of outstanding shares of common stock was 1,502,000. Based upon our best estimates, if the reclassification transaction had been consummated as of the record date, and assuming no shareholders exercise dissenters’ rights, the number of outstanding shares of common stock would have been reduced from 1,502,000 to approximately 1,299,748, there would be 202,252 shares of preferred stock issued, the number of record shareholders of common stock would have been reduced from approximately 586 to approximately 210, or by approximately 376 record shareholders, and approximately 376 record shareholders of preferred stock will have been created.

The number of authorized shares of common stock will remain unchanged after completion of the reclassification transaction. After completion of the reclassification transaction, we will have 10,000,000 authorized shares of common stock, of which approximately 1,299,748 will be issued and outstanding. We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans.

Effect of the Proposed Transaction and Preferred Stock

As noted above, assuming that reclassification is consummated and no shareholders exercise dissenters’ rights the number of shares of preferred stock that will be issued in the transaction will be approximately 202,252 shares. Our articles of incorporation will authorize us to issue 500,000 shares of preferred stock, having those rights described on page 41 of this proxy statement as well as in the attached Appendix A. There will be approximately 202,252 shares of preferred stock outstanding following the closing of the reclassification transaction. For additional information regarding our capital structure after the reclassification transaction, see “Description of Capital Stock.”

Termination of Securities Exchange Act Registration and Reporting Requirements

Upon the completion of the reclassification transaction, we expect that our common stock will be held by fewer than 300 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will terminate pursuant to Rule 12h-3 of the Securities Exchange Act.

The termination of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $124,000 on an annual basis. These annual costs are broken down as follows:

Independent Auditors	$ 35,000
SEC Counsel	15,000
Current and Additional Staff and Executive Time	72,000
Printing and Mailing	2,000
Total	$124,000

In addition to those annual costs, we estimate saving approximately $105,000 of one-time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002.

We will apply for termination of our reporting obligations as soon as practicable following completion of the reclassification transaction. Following completion of the reclassification transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports on a regular basis.

Effect on Trading of Common Stock

Our common stock is not actively traded.  Once we stop filing reports with the SEC, our common stock will no longer be available for public trade.

Other Financial Effects of the Reclassification Transaction

We expect that the professional fees and other expenses related to the reclassification transaction of approximately $51,000, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.

Effect on Options

The reclassification transaction will have no effect on outstanding stock options and stock warrants.

Effect on Conduct of Business after the Transaction

We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

Effect on Our Directors and Executive Officers

It is not anticipated that the reclassification transaction will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares, and other than as to the 100 shares owned by Charles Allgood which will be converted into 100 shares of preferred stock. We expect that all of our directors and executive officers, except Charles Allgood, will hold more than 1,000 shares at the effective time of the reclassification transaction. As a result, they will continue to hold the same number of shares after the reclassification transaction as they did before. However, because total outstanding shares will be reduced, this group will hold a larger relative percentage of the voting common stock of the company. As of the record date, these directors and executive officers collectively beneficially held 646,820 shares (including stock options and stock warrants), or 35.6% of our common stock, and had voting power over 333,678 actual outstanding shares, or 22.2% of our common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding common shares as described above, the directors and executive officers will beneficially hold 40.1% of our common stock (including stock options and stock warrants), and will have voting power with respect to 25.7% of our common stock (based upon actual outstanding shares).

Plans or Proposals

Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the reclassification transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the reclassification transaction.

Effects of the Reclassification Transaction on Shareholders of Allied Bancshares

The general effects of the reclassification transaction on the shareholders owning common stock and those owning preferred stock are described below.

Effects of the Reclassification Transaction on the Shareholders Receiving Preferred Stock

The reclassification transaction will have both positive and negative effects on the shareholders receiving preferred stock. All of these changes will affect unaffiliated and affiliated shareholders receiving preferred stock in the same way. The board of directors of Allied Bancshares considered each of the following effects in determining to approve the reclassification transaction.

Positive Effects:

As a result of the reclassification transaction, the shareholders receiving preferred stock will:

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have a preference to the holders of common stock in the distribution of any dividend by the company;

•

will have their shares automatically converted into shares of common stock upon a Change in Control of the company, on the basis of one share of common stock for each share of preferred stock, and thus will participate equally with the holders of common stock in any sale of the company; and

•

will have a preference to holders of common stock upon any liquidation of the company on a per share basis in the amount of the greater of: (i) the net book value of the shares of preferred stock as determined under generally accepted accounting principles, (ii) the amount paid to the holders of common stock, or (iii) $10.00 per share.

In addition, the shareholders receiving preferred stock will have dissenters’ rights in connection with the reclassification transaction. See “Dissenters’ Rights” below.

Negative Effects:

As a result of the reclassification transaction, the shareholders receiving preferred stock will:

•

be entitled to vote only upon a Change in Control of the company, which essentially is a merger of the company, acquisition of all of its stock, or other business combination involving the company, or the acquisition of 25% or more of its assets; and.

•

continue to hold shares that, like our shares of common stock, will not have any public trading market. In addition, Allied Bancshares will not be taking any steps to assure that the preferred stock or the common stock will be eligible for trading on an automated quotation system operated by a national securities association.

Effects of the Reclassification Transaction on the Common Shareholders

The reclassification transaction will have both positive and negative effects on the shareholders continuing to own common stock. All of these changes will affect unaffiliated and affiliated continuing shareholders in the same way. Our board of directors considered each of the following effects in determining to approve the reclassification transaction.

Positive Effect:

•

Such shareholders will continue to exercise the sole voting control over the company.

•

Because the number of outstanding shares of common stock will be reduced, such shareholders will own relatively increased voting control over the company.

Negative Effects:

As a result of the reclassification transaction:

•

the liquidity of our common stock will likely be reduced following the reclassification transaction because of the reduction in the number of our record shareholders of common stock and the fact that our stock will only be tradable in privately-negotiated transactions; and

•

holders of our preferred stock will have a preference to holders of common stock in the distribution of any dividend by the company and upon any liquidation of the company.

Record and Beneficial Ownership of Common Stock

It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of Allied Bancshares stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of Allied Bancshares stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for more than 1,000 shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own 1,000 or fewer shares.  At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did at the start of this transaction, even if the number of shares they own is 1,000 or fewer.  If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will receive shares of preferred stock in the transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that all “street name” holders will remain shareholders of common stock.

The board elected to structure the reclassification transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of common stock or receive preferred stock in the transaction. See “-Purpose and Structure of the Reclassification Transaction.” Beneficial owners who would prefer to receive shares of preferred stock if they were record owners instead of beneficial owners, and who wish to receive such shares of preferred stock from Allied Bancshares as a part of the reclassification transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the reclassification transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time.

Interests of Certain Persons in the Reclassification Transaction

Our executive officers and directors who are also shareholders will participate in the reclassification transaction in the same manner and to the same extent as all of the other shareholders. We anticipate that all of our directors and officers will own more than 1,000 shares of common stock, and therefore continue as shareholders of common stock if the reclassification transaction is approved. In addition, because there will be fewer outstanding shares of common stock, these directors will own a larger relative percentage of the company on a post-reclassification basis. This represents a potential conflict of interest because our directors approved the reclassification transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed reclassification transaction is fair to our unaffiliated shareholders, for the reasons discussed in this proxy statement.

The fact that each director’s percentage voting ownership of Allied Bancshares’ stock will increase as a result of the reclassification transaction was not a consideration in the board’s decision to approve the reclassification transaction or in deciding its terms, including the 1,000 share cutoff. In this regard, the directors as a group will be treated exactly the same as other shareholders. In addition, the board determined that any potential conflict of interest created by its members’ ownership of our stock is relatively insignificant. The board did not set the 1,000 share cutoff in order to avoid any director receiving shares of preferred stock in the reclassification. In addition, the increase in each director’s percentage voting ownership of our stock resulting from the reclassification transaction is expected to be insignificant. The director owning the most shares of our stock beneficially owns approximately 6.66% of our common stock now, and would beneficially own approximately 7.6% following the reclassification transaction, which does not have any appreciable effect on his ability to control the company. As a group, the percentage beneficial ownership of all directors and executive officers would increase from approximately 35.6% to approximately 40.1% after the reclassification transaction, and the collective voting power would increase from 22.2% to 25.7%, which also is very unlikely to have a practical effect on their collective ability to control the company.

Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered it along with the other matters that have been described in this proxy statement under the captions “-Background of the Reclassification Transaction,” “—Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation,” and “-Effects of the Reclassification Transaction on Shareholders of Allied Bancshares.”

In addition, our board of directors, throughout its consideration of the transaction, recognized that the interests of the shareholders receiving preferred stock are different and possibly in conflict. The holders of common stock who will receive preferred stock in the transaction may wish to remain voting shareholders of the company. However, the board of directors believes that such relative voting control is minimal as compared to the potential value available to such shareholders by retaining an equity interest in the company through their ownership of preferred stock which is convertible into common stock upon a change in control of the company and also has certain other preferences to the common stock. See “Description of Capital Stock.” See “-Background of the Reclassification Transaction” and “—Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” for a discussion of how the board of directors addressed this situation.

None of our executive officers or directors, who beneficially own in excess of an aggregate of 1,000 shares of common stock, has indicated to us that he intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that 1,000 or fewer shares are held in each account, so that the holders would receive shares of preferred stock in connection with the conversion of their common stock.

Financing of the Reclassification Transaction

Allied Bancshares expects that the reclassification transaction will require approximately $51,000 consisting of professional fees and other expenses payable by us related to the reclassification transaction. See “-Fees and Expenses” for a breakdown of the expenses associated with the reclassification transaction. We intend to pay for the expenses of the reclassification transaction with funds of the company.

Material Federal Income Tax Consequences of the Reclassification Transaction

The following discusses the material federal income tax consequences to us and our shareholders that would result from the reclassification transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of their individual circumstances.

Federal Income Tax Consequences to Allied Bancshares

We believe that the reclassification transaction would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.

Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock

If you continue to hold our common stock immediately after the reclassification transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the reclassification transaction.

Federal Income Tax Consequences to Shareholders Who Receive Shares of Preferred Stock

Shareholders receiving preferred stock in exchange for their common stock will not recognize any gain or loss or dividend income in the reclassification. The holding period and cost basis of the common stock converted will carry over to the preferred stock.

Sale of Stock After Change in Control

When the preferred stock converts back to common stock upon a change in control, a subsequent sale of the common stock will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold).

Sale of Stock Prior to Change in Control

Where preferred stock is received for common stock in a tax-free recapitalization, the proceeds from a subsequent sale of the preferred stock will ordinarily be treated as a capital gain or loss, unless the preferred stock is Section 306 Stock. The preferred stock will be Section 306 Stock if, on the date the shareholder exchanged common stock for the preferred stock, the exchange would have been taxed as a dividend had the company distributed cash instead of the preferred stock to the shareholder.  This “cash substitution” test is similar to the testing of a redemption under Section 302 of the Code discussed below in “Federal Income Tax Consequences to Shareholders Who Exercise Appraisal Rights.”   However, the Internal Revenue Service has indicated that the Section 302 tests do not control and that preferred stock received by a shareholder in exchange for common stock in a recapitalization will be Section 306 Stock if the shareholder continues to own any common stock. It is possible that the preferred stock received by a shareholder of the company could be Section 306 stock if the shareholder continued to constructively own common shares owned by other shareholders after the exchange of his common stock for the preferred stock.   Please refer to the discussion of constructive ownership of stock below in “Federal Income Tax Consequences to Shareholders Who Exercise Appraisal Rights.”

If the preferred stock is treated as Section 306 Stock, then the proceeds from a subsequent sale of the preferred stock would be ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain. No loss may be recognized on disposition of Section 306 Stock. Under current tax law, the above dividend income from the sale of Section 306 Stock will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2010. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2011.

Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights

If you receive cash as a result of exercising appraisal rights in the reclassification transaction and do not continue to hold shares of our common stock immediately after the reclassification transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:

A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Under Section 302 of the Code, a redemption of your shares of our common stock as part of the reclassification transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:

•

the reclassification transaction results in a “complete termination” of your interest in Allied Bancshares;

•

your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•

your receipt of cash is “not essentially equivalent to a dividend.”

These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.

Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not constructively own any of our common stock after the reclassification transaction, your interest in Allied Bancshares will be completely terminated by the reclassification transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

If you receive cash in the reclassification transaction and would only constructively own shares of our common stock after the reclassification transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in Allied Bancshares completely terminated by the reclassification transaction. Among other things, waiving family attribution requires (a) that you have no interest in Allied Bancshares (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the reclassification transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the reclassification transaction occurs.

Substantially Disproportionate. If you receive cash in the reclassification transaction and immediately after the reclassification transaction you constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the reclassification transaction (i.e., the number of common shares actually or constructively owned by you immediately before the reclassification transaction divided by 1,502,000, which is our current number of outstanding shares) with (b) your percentage ownership immediately after the reclassification transaction (i.e., the number of common shares constructively owned by you immediately after the reclassification transaction divided by 1,299,748, which is our current estimate of the number of shares of common stock outstanding immediately after the reclassification transaction).

If your post-reclassification transaction ownership percentage is less than 80% of your pre-reclassification transaction ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of Allied Bancshares (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in Allied Bancshares is minimal, and (c) your post-reclassification transaction ownership percentage is less than your pre-reclassification transaction ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

In all other cases, if you receive cash in lieu of a fractional share of our common stock, and immediately after the reclassification transaction you constructively own shares of our common stock, the cash you receive will likely be treated: (a) first, as a taxable dividend to the extent of Allied Bancshares’ accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding

Shareholders who exercise dissenters’ rights and receive cash in the reclassification transaction would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the reclassification transaction. Failure to provide such information may result in backup withholding at a rate of 28%.

As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the reclassification transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the reclassification transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of your specific circumstances.

Dissenters’ Rights

The company is organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to as “dissenters' rights.”

In general, if the reclassification transaction is completed, under Article 13 of the Georgia Business Corporation Code, any Allied Bancshares shareholder who dissents from the reclassification transaction, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all of such holder's shares of the company's common stock.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting shareholder's common stock equals the value of the shares immediately before the effective date of the reclassification transaction, excluding any appreciation or depreciation in anticipation of the reclassification transaction.

If any shareholders exercise their dissenters’ rights, we plan to determine the fair value of our common stock with the assistance of an independent appraiser.  Although we are currently unable to provide a specific price we would offer to pay in a dissenters’ proceeding, we anticipate that the advisor would calculate fair value based on a combination of methods, including analyses of the trading multiples (price to book value, price to trailing 12-month core earnings and core deposit premium) of comparable public companies, the implied transaction multiples for recent merger and acquisitions involving southeastern banks with similar asset size, the recent trading history and volume for our common stock; and a terminal value analysis to determine a current range of fair value of our common stock based on the company’s future earnings.  Because these calculations are complex, we are unable to offer a current determination or example of the fair value of our stock without retaining a financial advisor at this point.  We do, however, anticipate that “fair value” in this context would be higher than “fair market value,” as measured by recent private sales of our stock.  Based on recent prices of which we are aware, we estimate the fair market value of our stock to be $19.00 per share and further estimate that the current “fair value” of our stock to be at least $19.00 per share.

A dissenting shareholder must exercise his or her dissenters' rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder's name but beneficially owned by another person. If a dissenting shareholder has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies the company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

A shareholder who chooses to dissent from the reclassification transaction and to receive payment of the fair value of his or her shares of common stock in accordance with the requirements of the Georgia Business Corporation Code must:

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deliver to the company, prior to the time the shareholder vote on the reclassification transaction is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the reclassification transaction is completed; to ensure notice reaches us prior to the special meeting, we recommend that it be mailed at least one week prior to the meeting (i.e., on or before __________, 2006) or delivered to us in person before the meeting convenes; the notice should be signed by the registered holder to whom the proxy statement was addressed; and

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not vote the shares registered in his or her name in favor of the reclassification transaction.

Any filing of a written notice of intent to dissent with respect to the merger should be sent to: Andrew K. Walker, President, Allied Bancshares, Inc., 1700 Market Place Boulevard, P.O. Box 2669, Cumming, Georgia 30041. A vote against the reclassification transaction alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the reclassification transaction must, as an initial matter, separately comply with all of applicable conditions listed above.

Within 10 days after the vote of shareholders is taken at the special meeting, the company will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the reclassification transaction at the special meeting, a dissenters' notice that:

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states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder's shares, if any, are to be deposited;

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informs holders of uncertificated shares of common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

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sets a date by which the company must receive the dissenting shareholder's payment demand (which date may not be fewer than 30 nor more than 60 days after the dissenters’ notice is delivered to the dissenter); and

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is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of the dissenters' notice from the company, each dissenting shareholder must deposit his or her stock certificates and demand payment from the company in accordance with the terms of the dissenters' notice. A dissenting shareholder who does not deposit his or her stock certificates and demand payment from Allied Bancshares, Inc. by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the Georgia Business Corporation Code.

Within 10 days after the later of the date that the vote of shareholders is taken at the special meeting, or the date on which the company receives a payment demand, the company will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that the company estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

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the company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

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an explanation of how any interest was calculated;

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a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

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a copy of Article 13 of the Georgia Business Corporation Code.

If the dissenting shareholder chooses to accept the company's offer of payment, he, she or it must do so by written notice to the company within 30 days after receipt of the offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. We must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the reclassification transaction, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of company common stock.

If within 30 days after the company offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then the company, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Forsyth County, Georgia, requesting that the fair value of those shares be determined. The company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If the company does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

We urge you to read all of the dissenters’ rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to this proxy statement and which are incorporated by reference into this proxy statement.

Regulatory Requirements

In connection with the reclassification transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

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filing of the amendment to Allied Bancshares’ articles of incorporation with the Georgia Secretary of State, in accordance with Georgia law; and

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complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.

Accounting Treatment

The accounting treatment of the reclassification transaction will be in accordance with U.S. generally accepted accounting principles. Shares of common stock reclassified to preferred stock will result in a reduction of the total par value of common stock outstanding and an equal increase in preferred stock outstanding. For shares purchased from dissenters, common stock will be reduced by the par value and additional paid-in capital will be reduced by the excess of the redemption price over the par value.

Pro Forma Effect of the Reclassification

The following selected pro forma financial data illustrates the pro forma effect of the reclassification on Allied’s financial statements as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005.  Management has prepared this information based on its estimate that 202,252 shares of Allied common stock will be reclassified into 202,252 shares of preferred stock in the reclassification and that the cost of the reclassification will be $51,000.  Please see “Pro Forma Consolidated Financial Information” beginning on page 55 for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Consolidated Financial Data

	As of and for the six months ended June 30, 2006	As of and for the year ended December 31, 2005

Net interest income	$ 3,167,276	$ 3,935,656
Provision for loan losses	309,111	719,616
Other income	170,459	284,722
Other expense	1,847,893	3,243,726
Income tax expense (benefit)	487,864	(509,599)
Net income	730,827	766,635

PER COMMON SHARE
Basic earnings per share	.49	.51
Diluted earnings per share	.45	.49
Book value	11.47	10.97

AT PERIOD END
Assets	157,323,354	127,813,228
Shareholders’ equity	14,911,170	14,252,978
Common shares outstanding	1,299,748	1,299,748
Series A Preferred Stock outstanding	202,252	202,252
Weighted average shares outstanding	1,502,000	1,500,521

Fees and Expenses

We will be responsible for paying the reclassification transaction related fees and expenses, consisting primarily of fees and expenses of our attorneys and accountants, and other related charges. We estimate that our expenses will total approximately $51,000, assuming the reclassification transaction is completed. This amount consists of the following estimated fees:

Description	Amount

Legal fees and expenses	$39,000
Registrar fees	10,000
Auditor fees	2,000

Total	$51,000

We anticipate that these fees will be paid from existing funds of the company.

DESCRIPTION OF CAPITAL STOCK

Common stock

We have 10,000,000 shares of authorized common stock, par value $0.10 per share. At September 1, 2006, we had 586 registered shareholders of record and 1,502,000 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have one vote per share in all proceedings in which action shall be taken by our shareholders.

Rights to dividends

We have not paid any cash dividends. The holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for dividends. The payment of any such dividends is subject to the preferential right granted to holders of the shares of preferred stock issued in a reclassification transaction, discussed below. Under Georgia law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution to any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

Rights upon liquidation

In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, as well as any preferential rights for holders of preferred stock then outstanding, and then pro rata to the holders of our common stock.

General voting requirements

The affirmative vote of the holders of a majority of the shares of common stock entitled to vote is required to approve any action for which stockholder approval is required.

Preferred Stock

The amendment to our articles of incorporation that our shareholders will consider at the special meeting will authorize 500,000 shares of preferred stock which is designated as Series A Preferred Stock. These are the shares of preferred stock which will be issued to holders of 1,000 or fewer shares of common stock in the reclassification transaction. We anticipate issuing approximately 202,252 shares of the preferred stock in the reclassification transaction.  As to the remaining shares of preferred stock which will not be issued in this transaction, our board of directors has the authority, without approval of our shareholders, from time to time to authorize the issuance of such stock. Although our board of directors has no intention at the present time of doing so, it could cause the issuance of additional shares of the preferred stock.

Preferred Stock to be Issued in Reclassification Transaction

General

The shares of preferred stock to be issued in the reclassification transaction will be fully paid and nonassessable shares of preferred stock.

Rank

The preferred stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, ranks senior to the common stock and to all other classes and series of equity securities of the company, other than any classes or series of equity securities that the company subsequently issued ranking on a parity with, or senior to the preferred stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the company. The relative rights and preferences of the preferred stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the board of directors. The preferred stock is junior to indebtedness issued from time to time by the company, including notes and debentures.

Dividend Rights

Holders of preferred stock are entitled to a preference in the distribution of dividends, so that holders of the shares shall receive dividends, when and if declared and paid by Allied Bancshares, prior to the receipt of dividends by the holders of common stock. Allied Bancshares is not required to pay any dividends on the preferred stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Allied Bancshares will not accumulate to future periods and will not represent a contingent liability of Allied Bancshares

Perpetual Preferred Stock

The preferred stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights

Holders are entitled to vote only upon any merger, acquisition of all of the stock of, or other business combination involving, Allied Bancshares, or acquisition of 25% or greater equity interest in, or a substantial portion of, the assets of Allied Bancshares (a “Change in Control”), and upon no other matters. On those matters on which the holders of the preferred stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Allied Bancshares. The holders of preferred stock vote together with the holders of common stock, and not as a separate class.

Conversion Rights

The shares of preferred stock automatically convert to shares of common stock upon a Change in Control with each share of preferred stock convertible into one share of common stock.

Liquidation Rights

Holders of preferred stock are entitled to a preference in the distribution of assets of Allied Bancshares in the event of any liquidation, dissolution or winding-up of Allied Bancshares, whether voluntary or involuntary, and are entitled to receive on a per share basis the greater of:  (i) the net book value of the shares of preferred stock as determined under generally accepted accounting principals, (ii) the amount paid to the holders of common stock, and (iii) $10.00 per share (which is the price per share of common stock in our initial public offering completed in April, 2004). If upon the occurrence of any such event, the assets of Allied Bancshares are insufficient to permit the payment to such holders of the full $10.00 amount per share, then the entire assets and funds of Allied Bancshares legally available for distribution will be distributed among the holders of preferred stock pro rata according to the number of shares of preferred stock held by each.

Preemptive Rights

Holders of preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of Allied Bancshares that may be issued in the future.

Redemption Rights

Holders of preferred stock have no right to require that Allied Bancshares redeem their shares nor does Allied Bancshares have the right to require the holders of preferred stock to sell their shares to the Company.

ABOUT THE SPECIAL MEETING

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting

Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on ______________, ______________, 2006, at ___________ local time at 1700 Market Place Boulevard, Cumming, Georgia 30041, and at any adjournments or postponements of that meeting.

Our board of directors has authorized, and unanimously recommends for your approval at the special meeting, the adoption of amendment to our articles of incorporation that will result in creation of the preferred stock, and the reclassification of shares of common stock held by owners of 1,000 or fewer shares of common stock into shares of such preferred stock on the basis of one share of preferred stock for each share of common stock held by such shareholders.

Our board of directors will have the discretion to determine if and when to effect the reclassification transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders. The reclassification transaction will become effective upon the filing of the necessary amendment to our articles of incorporation with the Georgia Secretary of State, or a later date specified in that filing. The form of the amendment to our articles of incorporation is attached to this proxy statement as Appendix A

We expect that if the shareholders approve and the board elects to effect the reclassification transaction, the reclassification transaction will be completed as soon as practicable after the special meeting.

Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.. The board is not aware of any other business to be conducted at the special meeting.

Record Date

You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on _____________, 2006, which has been set as the record date. At the close of business on the record date, there were 1,502,000 shares of common stock outstanding held by approximately 586 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Quorum; Vote Required for Approval

The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the special meeting. Approval of the reclassification transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 751,001 of the 1,502,000 outstanding shares.  Because our executive officers and directors have the power to vote a total of 333,678 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 417,323 shares held by shareholders who are not executive officers or directors of the company will be required to vote in favor of the transaction for it to be approved. Because our executive officers and directors hold 22.2% of the voting power of our outstanding common stock, there is no assurance that the reclassification transaction will be approved.

Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting, and will have the effect of a vote “AGAINST” the amendment and the reclassification transaction. Approval of the amendment and the reclassification transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

Any proposal to adjourn or postpone the special meeting, if necessary, must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock present at the meeting.

Voting and Revocation of Proxies

You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the reclassification transaction and the proposal to adjourn or postpone the meeting, if necessary.

You can revoke your proxy at any time before Allied Bancshares takes a vote at the meeting by:

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delivering to Andrew K. Walker, our President and Chief Executive Officer, at our corporate offices at 1700 Market Place Boulevard, Cumming, Georgia 30041, on or before the business day prior to the special meeting, a later-dated and signed proxy card or a written revocation of the proxy; or

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delivering to Mr. Walker at the special meeting prior to the taking of the vote on the reclassification transaction a later-dated and signed proxy card or a written revocation;

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attending the special meeting and voting in person; or if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken. Attendance at the special meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with the directions of our board of directions with respect to those matters, except to the extent that such matters would include substantive matters presented by the Company that would otherwise be required to be separately set out by the Company on the proxy card.

Solicitation of Proxies; Expenses of Solicitation

Solicitation of proxies will be made primarily by mail. Proxies may also be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares that those persons hold of record.

We are mailing this proxy material to our shareholders on or about _____________, 2006.

FINANCIAL INFORMATION

Allied Bancshares’ financial statements and management’s discussion and analysis for the six months ended June 30, 2006 are attached hereto as Appendix C and made a part hereof.  Allied Bancshares’ financial statements and management’s discussion and analysis for the year ended December 31, 2005 are attached hereto as Appendix D and made a part hereof.  The book value per share of Allied Bancshares common stock as of June 30, 2006 was $9.95 per share.

MARKET PRICE OF ALLIED BANCSHARES COMMON STOCK AND DIVIDEND INFORMATION

Market Price Data

Allied Bancshares stock is not actively traded, and such sales activity, as it occurs, takes place in privately negotiated transactions. We are aware of certain transactions in our shares of common stock that have occurred since January 1, 2006, although the sale prices of all stock transactions are not known.  There may be other transactions of which we are not aware.  The average price paid in recent private sales known to us is $19.00 per share.

There were 586 record holders of our common stock on September 1, 2006.

Dividends

We have not paid any cash dividends. Regulations issued by the Federal Reserve Board and the Office of the Comptroller of the Currency govern our and our subsidiary bank’s capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirement, our and our subsidiary bank’s financial condition, applicable government regulations and other factors that our board deems relevant.

The Georgia Business Corporation Law prohibits us from paying dividends if we are insolvent or if payment of dividends would render us unable to pay our debts as they come due in the ordinary course of business.

INFORMATION ABOUT AFFILIATES

Directors and Executive Officers of Allied Bancshares, Inc.

Set forth in the table below are the (i) name, (ii) address, (iii) current principal occupation or employment, and the name, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and (iv) material occupations, positions, offices or employment during the past five years, and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried on, of each of our directors and executive officers. Each person identified below is a United States citizen.

Name and Address	Current Principal occupation or Employment and Material Positions Held During the Past Five Years

Andrew K. Walker 1700 Market Place Boulevard Cumming, Georgia 30028

Director; Mr. Walker is President and CEO of  Allied Bancshares, Inc. and holds the same positions with its subsidiary bank.  He has served in these positions since May, 2003.  Previously:  Division Executive Officer of Main Street Bank - Johns Creek (2002-2003); President/C.E.O. of First National Bank of Johns Creek (1998-2002).

Carl E. Hansson 2150 Boggs Road Duluth, Georgia 30096	Director; Mr. Hansson is Chairman and Chief Executive officer of The Sports Section, Inc., a youth sports photography company (1983-present).

Peter L. Gatti 6835 Shiloh Road East Suite C-2 Alpharetta, Georgia 30005	Director; Mr. Gatti is Vice President and co-owner of Fax Tax, Inc. and E-Tax, Inc., accounting and tax firms that process tax returns on an electronic basis (1989-present).

Jim P. Meadows 1210 King Gap Road Highlands, NC 28741	Director; Mr. Meadows is a retired banker.

Jackson P. Turner 210-214 West Morris Street Dalton, Georgia 30720

Director; Mr. Turner is the Chairman and President of C. C. Financial, Inc., a factoring company (1970- present).  He also serves as Chairman of Alliance Bancshares, Inc. and its subsidiary, Alliance National Bank, Dalton, Georgia.

Brent H. Baker 6020 Rosehill Court Cumming, Georgia 30040	Director; Mr. Baker is President of Brent Baker, Inc., an investment banking and bank consulting firm (1991 - present).

John S. (Trip) Martin, III 225 Central Avenue, S.W. Suite 1601 Atlanta, Georgia 30301	Director; Mr. Martin is President of GeorgiaLink Public Affairs Group, a consulting company which assists companies with governmental affairs (1989-present).

Name and Address	Current Principal occupation or Employment and Material Positions Held During the Past Five Years

Charles Y. Allgood 210-214 West Morris Street Dalton, Georgia 30720

Director; Mr. Allgood is Vice Chairman and Chief Executive Officer of the Alliance Bancshares, Inc. (2003-present), Vice Chairman and Chief Executive Officer of Alliance National Bank (2002-present), and President and Chief Executive Officer of Alliance National Bank (1999-2002).

Sam R. Story, III 1700 Market Place Boulevard Cumming, Georgia 30028

Mr. Story is Vice-President and Chief Lending Officer of Allied Bancshares, Inc. and its subsidiary bank.  Previously:  Vice President of First National Bank of Johns Creek (2001-2002); Vice President of Main Street Bank - Johns Creek (2002-2003).

Richard E. Bell 1700 Market Place Boulevard Cumming, Georgia 30028	Mr. Bell is Vice-President and Chief Financial Officer of Allied Bancshares, Inc. and its subsidiary bank. Previously: Treasurer of NDC Health Corporation (2001-2002).

None of the foregoing directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth the beneficial ownership of the Company’s only outstanding class of securities, common stock, $.10 par value, held by the current directors, named executive officers and directors and executive officers as a group, as of September 1, 2006.  The current address of each of them is set forth in the table immediately above.

		PERCENTAGE OF BENFICIAL OWNERSHIP
NAME	SHARES BENEFICIALLY OWNED	BEFORE RECLASSIFICATION(1)	AFTER RECLASSIFICATION(2)

Andrew K. Walker	102,857 (3)	6.66%	7.60%
Carl E. Hansson	85,714 (4)	5.55%	6.38%
Peter L. Gatti	85,714 (5)	5.55%	6.38%
Jim P. Meadows	93,107 (6)	6.03%	6.93%
Jackson P. Turner	85,614 (7)	5.54%	6.38%
Brent H. Baker, Sr.	60,000 (8)	3.92%	4.51%
John S. (Trip) Martin, III	85,714 (9)	5.55%	6.38%
Charles Y. Allgood	100.01%		0
Sam R. Story, III	10,000 (10)	.66%	.76%
Richard E. Bell	38,000 (11)	2.52%	2.91%
All Directors and Officers as a Group (1)	646,820	35.63%	40.1%

________________________________

(1)

The calculation of the percentage ownership of each individual is based in each case on 1,502,000 actual outstanding shares of common stock, plus the number of shares subject to exercisable options and/or warrants held by the particular individual as if such shares are outstanding.

The calculation of the percentage ownership of the group before reclassification is based upon 1,815,142 shares deemed to be outstanding.  These deemed outstanding shares include 1,502,000 shares of common stock actually outstanding, 287,142 exercisable warrants and 26,000 exercisable stock options at September 1, 2006.

(2)

The calculation of the percentage ownership of each individual is based in each case on 1,299,748 estimated to be outstanding shares of common stock after reclassification, plus the number of shares subject to exercisable options and/or warrants held by the particular individual as if such shares are outstanding.

The calculation of the percentage ownership of the group after reclassification is based upon 1,612,890 shares deemed to be outstanding.  These deemed outstanding shares include 1,299,748 shares of common stock estimated to be outstanding after reclassification, 287,142 exercisable warrants and 26,000 exercisable stock options at September 1, 2006.

(3)

Includes 42,857 exercisable warrants and 10,000 exercisable stock options.

(4)

Includes 42,857 exercisable warrants.

(5)

Includes 42,857 exercisable warrants.

(6)

Includes 42,857 exercisable warrants.

(7)

Includes 42,857 exercisable warrants.

(8)

Includes 30,000 exercisable warrants.

(9)

Includes 42,857 exercisable warrants.

(10)

Includes 8,000 exercisable options.

(11)

Includes 8,000 exercisable options.

(12)

These figures are different from the sum of the individual percentages because of rounding.

In addition to the Company’s directors who beneficially own more than 5% of the Company’s outstanding common stock as set forth above, the following table sets forth the other beneficial owners of the Company’s common stock, who to the Company’s knowledge beneficially owned more than 5% of the Company’s outstanding common stock as of September 1, 2006.

		PERCENTAGE OF BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	BEFORE RECLASSIFICATION	AFTER RECLASSIFICATION

Daniel B. Cowart Norcross, GA 30092	85,000	5.67% (1)	6.54% (2)

____________________________________________

(1)

The calculation of the percentage ownership is based on 1,502,000 shares outstanding as of September 1, 2006.

(2)

The calculation of the percentage ownership is based on an estimated 1,299,748 shares outstanding after the reclassification.

COMMON STOCK PURCHASE INFORMATION

Prior Stock Purchases

Neither Allied Bancshares nor its subsidiary bank has purchased any of the outstanding common stock of Allied Bancshares.

Recent Transactions

Since January 1, 2006, the directors and executive officers of Allied Bancshares have not made any purchases of Allied Bancshares common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Transactions with Directors and Officers

Certain directors and executive officers of Allied Bancshares, and their related interests, had loans outstanding in the aggregate amounts of $804,635 at June 30, 2006.  These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other person and did not involve more than normal risks of collectability or present other unfavorable features. The prohibitions on certain extensions of credit to directors and executive officers contained in the Sarbanes-Oxley Act do not apply to any of these loans.

Agreements Involving Allied Bancshares’s Securities

We are not aware of any agreements relating to our common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from and qualified by reference to our Consolidated Financial Statement and the Notes thereto included herein as Appendix D for the year ended December 31, 2005 herein as Appendix C for the six months ended June 30, 2006.  You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the appendices list above.

ALLIED BANCSHARES, INC.

Selected Historical Consolidated Financial Data

	As of and for the six months ended June 30, 2006	As of and for the year ended December 31, 2005
FOR THE YEAR
Net interest income including loan fees	$ 3,167,276	3,935,656
Provision for loan losses	309,111	719,616
Other income	170,459	284,722
Other expense	1,796,893	3,192,727
Income taxes (benefit)	468,484	(490,219)
Net earnings	762,447	798,255

PER COMMON SHARE
Basic earnings	$ .51	.53
Diluted earnings per share	.47	.51
Cash dividends declared	0	0
Book value	9.95	9.52

AT PERIOD END
Loans, net	$ 132,914,602	105,418,229
Earning assets	150,526,373	121,658,262
Assets	157,374,354	127,864,228
Deposits	141,688,076	113,021,153
Stockholders’ equity	14,942,790	14,284,598
Common shares outstanding	1,502,000	1,502,000

AVERAGE BALANCES
Loans, gross	$ 117,519,970,	77,896,206
Earning assets	140,211,518	92,899,228
Assets	145,237,734	97,837,585
Deposits	130,849,189	84,489,699
Stockholders’ equity	13,601,578	13,516,000
Weighted average shares outstanding	1,502,000	1,500,521

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of June 30, 2006 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2005 and for the six months ended June 30, 2006 (collectively, the “Pro Forma Statements of Operations”), show the pro forma effect of the reclassification.  Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the reclassification occurred June 30, 2006, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the reclassification were consummated on January 1, 2005, the earliest period presented.  The following financial statements do not reflect any anticipated cost savings that may be realized by Allied Bancshares after consummation of the reclassification.

ALLIED BANCSHARES, INC.

Pro Forma Consolidated Balance Sheet

June 30, 2006

(Unaudited)

	Allied Bancshares		Pro Forma Adjustments		Pro Forma
	Historical		Debit	Credit	Combined
Assets
Cash and due from banks	$ 2,816,944	(2)		51,000	2,765,944
Federal funds sold	7,187,012				7,187,012
Total cash and cash equivalents	10,003,956			51,000	9,952,956
Investment securities	8,085,142				8,085,142
Other investments	1,154,792				1,154,792
Total securities	9,239,934				9,239,934
Loans	134,599,427				134,599,427
Less: Allowance for loan losses	(1,684,825)				(1,684,825)
Net loans	132,914,602				132,914,602
Premises and equipment, net	3,614,711				3,614,711
Other assets	1,601,151				1,601,151
Total assets	$ 157,374,354			51,000	157,323,354

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$ 13,408,431				13,408,431
Interest bearing demand	14,671,711				14,671,711
Savings	4,636,838				4,636,838
Time, $100,000 or more	71,794,296				71,794,296
Other time deposits	37,176,800				37,176,800
Total deposits	141,688,076				141,688,076
Other liabilities	743,488		19,380		724,108
Total liabilities	142,431,564		19,380		142,412,184

Commitments

Stockholders’ equity:
Common stock, $.10 par value	150,200	(1)	(20,225)		129,975
Preferred stock		(1)	20,225		20,225
Additional paid-in capital	15,005,899				15,005,899
Accumulated deficit	(43,404)	(2)	31,620		(75,024)
Accumulated other comprehensive income	(169,905)				(169,905)
Total stockholders’ equity	14,942,790		31,620		14,911,170
Total liabilities and stockholders’ equity	$ 157,374,354		51,000		157,323,354

Shares outstanding (common and preferred)	1,502,000				1,502,000
Book value per common equivalent share	$ 9.95				9.93
Book value per common shares	$ 9.95				11.47

(1)

Assumes issuance of 202,225 shares of preferred stock , in exchange for 202,225 shares of common stock

(2)

Cost of the transaction is $51,000 in legal and other fees.

See accompanying notes to financial statements.

ALLIED BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2006

(Unaudited)

	Allied Bancshares Historical	Pro Forma Adjustments		Pro Forma Combined
Interest income	$ 5,559,658			5,559,658
Interest expense	2,392,382			2,392,382
Net interest income	3,167,276			3,167,276
Provision for loan losses	309,911			309,911
Net interest income after provision for loan losses	2,857,365			2,857,365
Other income	170,459			170,459
Other expense	1,796,893	51,000	(1)	1,847,893
Earnings before income taxes	1,230,931	(51,000)		1,179,931
Income taxes	468,484	19,380		487,864
Net income	$ 762,447	31,620		730,827

Basic earnings per share	$ .51			$ .49
Diluted earnings per share	$ .47			$ .45

(1)

Pro forma adjustments reflect increased expenses of $51,000 for legal and other fees

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2006

(Unaudited)

	Allied Bancshares Historical	Pro Forma Adjustments		Pro Forma Combined
Interest income	$ 6,388,621			6,388,621
Interest expense	2,452,965			2,452,965
Net interest income	3,935,656			3,935,656
Provision for loan losses	719,616			719,616
Net interest income after provision for loan losses	3,216,040			3,216,040
Other income	284,722			284,722
Other expense	3,192,726	51,000	(1)	3,243,726
Earnings before income taxes	308,036	(51,000)		257,036
Income taxes (benefit)	(490,219)	19,380		(509,599)
Net income	$ 798,255	31,620		766,635

Basic earnings per share	$ .53			.51
Diluted earnings per share	$ .51			.49

(1)

 Pro forma adjustments reflect increased expenses of $51,000 for legal and other fees

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

Notes to Consolidated Pro Forma Financial Statements

(1)

The unaudited pro forma consolidated balance sheet as of June 30, 2006 and consolidated statements of operations for the year ended December 31, 2005 and for the six months ended June 30, 2006 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2)

In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included.  Adjustments, if any, are normal and recurring nature.

OTHER MATTERS

Reports, Opinions, Appraisals and Negotiations

We have not received any report, opinion or appraisal from an outside party that is related to the reclassification transaction.

Persons Making the Solicitation

The enclosed proxy is solicited on behalf of our board of directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.

Shareholder Proposals for 2007 Annual Meeting

Shareholders’ proposals to be presented at the 2007 annual shareholders’ meeting must be received by us at our principal office, 1700 Market Place Boulevard, Cumming, Georgia, on or before December 18, 2006.

Other Matters of Special Meeting

As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment

Forward Looking Statements

Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “-Where You Can Find More Information.”

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

By order of the Board of Directors September 28, 2006

1

APPENDIX A

PROPOSED FORM OF AMENDMENT TO ARTICLES OF

INCORPORATION TO EFFECT RECLASSIFICATION TRANSACTION

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION OF

ALLIED BANCSHARES, INC.

1.

The name of the corporation is Alliance Bancshares, Inc.

2.

Effective the date hereof, the Articles of Incorporation of Alliance Bancshares, Inc. are hereby amended by deleting Article 4 thereof in its entirety and substituting in lieu thereof the following:

4.

Capital Stock

A.

Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1)

Common Stock. The aggregate number of shares of common stock (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 10,000,000 with a par value of $0.10 per share.

(2)

Preferred Stock. The aggregate number of shares of preferred stock (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 500,000 with a par value of $0.10 per share.

B.

Description of Preferred Stock.

The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

(1)

Dividends on the outstanding shares of Preferred Stock shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the outstanding shares of Common Stock with respect to the same quarterly period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent determined by resolution of the Board of Directors, as provided below. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the outstanding shares of Preferred Stock shall have preference and priority over the outstanding shares of Common Stock for payment of the amount, if any, to which shares of each outstanding series of Preferred Stock may be entitled in accordance with the terms and rights thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any such payments shall be made to the holders of Common stock.

(2)

The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Restated Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(a)

The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

(b)

The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(c)

Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

(d)

The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(e)

The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(f)

The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

(g)

The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

(3)

Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

C.

Common Stock Voting Rights.

Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

D.

Preemptive Rights.

Holders of Common Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

E.

Description of Series A Preferred Stock.

Pursuant to authority granted by Article 4, Section B of the Articles, there is hereby created and the Corporation be, and hereby is, authorized to issue from the 500,000 authorized shares of Preferred Stock, 500,000 shares of preferred stock which shall have, in addition to the terms set forth in the Articles, the following terms, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations, and restrictions:

1.

Designation. There shall be 500,000 shares of the Preferred Stock of the Corporation hereby constituted as a series of Preferred Stock with a par value of $0.10 per share designated as Series A Non-Cumulative Perpetual Preferred Stock (hereinafter called the “Series A Preferred Stock”).

2.

Rank.  The Series A Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the Company, ranks senior to the Common Stock and all of the classes and series of equity securities of the Company, other than any classes or series of equity securities of the Company subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the Corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

3.

Number of Shares in Series. The number of shares of Series A Preferred Stock shall be 500,000 shares.

4.

Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a merger or share exchange, in each case to which the Corporation is a party, or a sale by the Corporation of all or substantially all of its assets (a “Change of Control”). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each year of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Corporation, and shall be entitled to vote in such manner as provided by law. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

5.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full on a per share basis the greater of:  (i) the net book value of the shares of Series A Preferred Stock as determined under generally accepted accounting principals, (ii) the amount paid to the holders of Common Stock, or (iii) $10.00 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock, all other series of Preferred Stock and any parity stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. A Change of Control shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 5.

6.

Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, upon and immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 6, the shares which are converted shall be cancelled and shall not be issuable by this Corporation thereafter.

7.

Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the Corporation legally available therefor such dividends prior to the payment of any dividends to the holders of the Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

8.

Redemption Rights. The shares of Series A Preferred Stock shall have no redemption rights.

9.

Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

10.

Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

a.

The term “parity stock” means all series of Preferred Stock (including but not limited to Series A Preferred Stock) and any other class of stock of the Corporation hereafter authorized ranking on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

b.

The term “junior stock” shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which Preferred Stock, including without limitation Series A Preferred Stock, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

11.

Limitations of Rights. Holders of shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

F.

Reclassification of Common Stock.

Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who owns 1,000 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who owns more than 1,000 shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.

3.

This amendment was duly approved on _________, 2006, by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers, this ____ day of _______, 2006.

ALLIED BANCSHARES, INC.

By:  ______________________________________

President and CEO

Attest:  ___________________________________

Secretary

(CORPORATE SEAL)

A-1

APPENDIX B

O.C.G.A. SECTIONS 14-2-1301 – 14-2-1332

DISSENTERS’ RIGHTS

§14-2-1301.   Definitions

As used in this article, the term:

(1)

“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)

“Corporate action” means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

(3)

“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)

“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)

“Fair value,” with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)

“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)

“Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302.   Right to dissent

(a)

A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)

Consummation of a plan of merger to which the corporation is a party:

(A)

If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)

The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)

Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)

The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)

If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)

Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)

Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)

An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)

Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)

A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c)

Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)

In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)

The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1320.   Notice of dissenters' rights

(a)

If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b)

If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321.  Notice of intent to demand payment

(a)

If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

(1)

Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)

Must not vote his shares in favor of the proposed action.

(b)

A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322.   Dissenters' notice

(a)

If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)

The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

(1)

State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)

Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)

Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)

Be accompanied by a copy of this article.

§ 14-2-1323.   Duty to demand payment

(a)

A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)

A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)

A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

§ 14-2-1324.   Share restrictions

(a)

The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)

The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325.  Offer of payment

(a)

Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)

The offer of payment must be accompanied by:

(1)

The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2)

A statement of the corporation's estimate of the fair value of the shares;

(3)

An explanation of how the interest was calculated;

(4)

A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

(5)

A copy of this article.

(c)

If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326.   Failure to take action

(a)

If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)

If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327.   Procedure if shareholder dissatisfied with payment or offer

(a)

A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)

The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)

The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)

A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)

If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)

The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)

The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330.   Court action

(a)

If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)

The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)

The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to

it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters' rights under this chapter.

(e)

Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331.  Court costs and counsel fees

(a)

The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)

The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)

Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)

If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332.   Limitation of actions

No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

B-1

APPENDIX C

Financial Statements and Management’s Discussion

and Analysis for the Six Months ended June 30, 2006

ALLIED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2006

(UNAUDITED)

Assets
Cash and due from banks	$2,816,944
Federal funds sold	7,187,012
Total cash and cash equivalents	10,003,956
Investment securities	8,085,142
Other investments	1,154,792
Total securities	9,239,934
Loans	134,599,427
Less: Allowance for loan losses	(1,684,825)
Net loans	132,914,602
Premises and equipment, net	3,614,711
Accrued interest receivable and other assets	1,601,151
Total assets	$157,374,354

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand	$13,408,431
Interest bearing demand	14,671,711
Savings	4,636,838
Time, $100,000 or more	71,794,296
Other time deposits	37,176,800
Total deposits	141,688,076
Accrued interest payable and other liabilities	743,488
Total liabilities	142,431,564

Commitments

Stockholders’ equity:
Common stock, $.10 par value, 10,000,000 shares authorized; 1,502,000 shares issued and outstanding	150,200
Additional paid-in capital	15,005,899
Accumulated deficit	(43,404)
Accumulated other comprehensive income	(169,905)
Total stockholders’ equity	14,942,790
Total liabilities and stockholders’ equity	$157,374,354

See accompanying notes to financial statements.

ALLIED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND SIX MONTHS ENDING JUNE 30,  2006 AND 2005

(UNAUDITED)

Three Months Ending June 30	Six Months Ending June 30

	2006	2005	2006	2005
Interest income
Interest and fees on loans	$2,777,000	1,282,872	5,031,865	2,272,388
Deposits in banks	342	58,031	737	81,670
Federal funds sold	151,137	47,513	333,411	76,784
Investment securities	107,245	23,986	193,645	50,316
Total interest income	3,035,724	1,412,402	5,559,658	2,481,158

Interest expense
Interest bearing deposits	182,485	138,693	303,615	234,159
Time deposits	1,164,548	422,998	2,088,535	706,389
Other borrowed funds	181	0	232	0
Total interest expense	1,347,214	561,691	2,392,382	940,548

Net interest income	1,688,510	850,711	3,167,276	1,540,610

Provision for loan losses	188,972	138,434	309,911	291,259

Net interest income after provision for loan losses	1,499,538	712,275	2,857,365	1,249,351

Other income, service charges and other fees	79,263	50,450	170,459	142,512

Other expense
Salaries and benefits	578,431	464,689	1,128,291	872,867
Net occupancy and equipment expense	120,005	103,428	234,924	188,257
Other operating expenses	229,695	152,791	433,678	330,013
Total other expense	928,131	720,908	1,796,893	1,391,137

Income before income taxes	650,670	41,817	1,230,931	727

Income tax expense	237,129	0	468,484	0

Net earnings	$413,541	41,817	762,447	727

Basic earnings per share	$.28	0.03	.51	0.00
Diluted earnings per share	.26	0.03	.47	0.00
Weighted average number of shares	1,502,000	1,500,000	1,502,000	1,500,000

See accompanying notes to financial statements.

 ALLIED BANCSHARES, INC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDING JUNE 30, 2006 AND 2005

(UNAUDITED)

Three Months Ending June 30	Six Months Ending June 30

	2006	2005	2006	2005
Net earnings	$413,551	41,817	762,447	727
Other comprehensive income (loss):
Unrealized losses on investment securities available-for-sale	(111,939)	22,929	(217,523)	(7,217)
Associated tax benefit	42,534	8,713	82,655	2,742
Other comprehensive income (loss)	(69,405)	14,216	(134,868)	(4,475)
Comprehensive income (loss)	$344,136	56,033	627,579	(3,748)

See accompanying notes to financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,  2006 AND 2005

(UNAUDITED)

	2006	2005
Cash flows from operating activities:
Net earnings	$762,447	727
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	180,400	117,143
Stock based compensation	28,002	0
Provision for loan loss	309,911	291,259
Increase in interest receivable and other assets	(189,766)	(84,304)
Increase in interest payable and other liabilities	185,011	216,374
Net cash provided by operating activities	1,276,005	541,199

Cash flows from investing activities:
Proceeds from investment securities called or redeemed	543,323	3,000,000
Purchases of investment securities	(5,002,923)	(2,097,740)
Purchases of other investments	(258,499)	(36,000)
Net increase in loans	(27,806,284)	(23,300,754)
Purchase of premises and equipment	(85,979)	(217,509)
Net cash used by investing activities	(32,610,362)	(22,652,003)

Cash flows from financing activities:
Net increase in deposits	28,666,923	35,089,930
Net cash provided by financing activities	28,666,923	35,089,930

Net change in cash and cash equivalents	(2,667,434)	12,979,126

Cash and cash equivalents at beginning of the period	12,671,390	6,669,140

Cash and cash equivalents at end of period	$10,003,956	19,648,266

Non-cash investing and financing activities: Change in unrealized loss on securities available for sale, net of tax	$(132,257)	(4,475)

Supplemental information: Interest paid	$2,392,380	940,547

    See accompanying notes to financial statements.

ALLIED BANCSHARES, INC.

Notes to Financial Statements

(1)

Basis of Presentation

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices within the banking industry.  In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements.  Actual results could differ significantly from those estimates.  Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowance associated with deferred tax assets, the recognition of which are based on future taxable income.

(2)     Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

The reconciliation of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the six months ended June 30, 2006 is as follows.

	Net	Common	Per Share
	Earnings	Shares	Amount
Basic earnings	$762,447	1,502,000	$.51
Effect of dilutive securities		131,799	(.04)
Diluted earnings per share	762,447	1,633,799	$.47

(3)

Stock Based Compensation

In connection with the Company’s formation and initial offering, the company issued 287,143 warrants to purchase its common stock at $10 per share.  During 2005, the Board of Directors approved the acceleration of all warrants.

On August 18, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan, which allows for common stock options to be granted to eligible officers and employees.  Stock options granted under this plan are qualified incentive stock options and will not exceed 200,000.  Options become exercisable as determined by the Board of Directors at the time of grant. The options granted in 2004 become vested and exercisable in annual increments of 20% of the total shares beginning December 31, 2004 through December 31, 2009. Options granted after 2004 become vested and exercisable in annual increments of 20% of the total shares on the anniversary date of the grant.   Options granted under the plan expire after ten years.  The exercise price of the options granted will be no less than 100 percent of the market price on the day the option is granted, as determined by the Board of Directors. No options were granted or exercised in the first six months of 2006.  Options granted under the 2004 Stock Option Plan total 132,000 shares at June 30, 2006 and represents all of the stock options issued and outstanding currently.  The company did not grant any options during the six months ended June 30, 2006.  During the six months ended June 30, 2006, 2,200 stock options vested, increasing the total number of shares vested to 44,200.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS No. 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). The Company recognized compensation expense for employee stock options of $28,000 for the six months ending June 30, 2006. The Company did not recognize any tax benefit on compensation expense from employee stock options in the first quarter of 2006.  As of June 30, 2006, there was $158,277 of unrecognized compensation cost related to nonvested employee stock options, which is expected to be recognized over a period of 4 years.    The Company did not recognize any compensation expense for employee stock options for the six months ended June 30, 2005.

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock compensation under Accounting Principles Board Opinion No. 25 and related interpretations. Accordingly, the Company previously recognized no compensation cost for employee stock options. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 as of June 30, 2006.

	Six Months Ended June 30,
	2006	2005

Net Income, as reported	$762,447	727
Deduct: Total stock based employee compensation expense determined under fair value method for all awards	0	(37,259)
Proforma net income	$762,447	(36,532)

Basic earnings per share:
As reported	$ .51	(.00)
Pro forma	$ .51	(.02)
Diluted earnings per share:
As reported	$ .47	(.00)
Pro forma	$ .47	(.02)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of significant factors which have affected the financial condition and operating results of Allied Bancshares, Inc. and its bank subsidiary, First National Bank of Forsyth County, during the periods included in the accompanying consolidated financial statements.  The purpose of this discussion is to expand upon the financial information provided in the unaudited consolidated financial statements for the three months and six months ended June 30, 2006.  Reference should be made to those statements for a complete understanding of the following discussion and analysis.

Cautionary Notice Regarding Forward-Looking Statements

This discussion contains forward-looking statements under the private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. Although the Company believes that the assumptions underlying the forward-looking statements contained in the discussion are reasonable, any of the assumptions could be inaccurate. Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to: economic conditions (both generally and in the markets where the Company operates); competition from other providers of financial services offered by the Company; government regulations and legislation; changes in interest rates; and material unforeseen changes in the financial stability and liquidity of the Company’s credit customers. All these factors are difficult to predict and may be beyond the control of the Company. The Company undertakes no obligation to revise forward-looking statements to reflect events or changes after the date of this discussion or to reflect the occurrence of unanticipated events.

Critical Accounting Policies

Critical accounting policies are dependent on estimates that are particularly susceptible to significant change. Determinations of the Bank’s allowance for loan loss and income taxes have been identified as critical accounting policies.

The allowance for loan loss is maintained at a level believed to be appropriate by management to provide for probable loan losses inherent in the portfolio as of each quarter-end. Management’s judgment as to the amount of the allowance, including the allocated and unallocated elements, is a result of ongoing review of lending relationships, the overall risk characteristics of the portfolio segments, changes in the character or size of the portfolio segments, the level of impaired or nonperforming loans, historical net charge-off experience, prevailing economic conditions and other relevant factors. Loans are charged off to the extent they are deemed to be uncollectible.

The allowance for loan loss level is highly dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the timing of collecting nonperforming loans. Such estimates may be subject to frequent adjustments by management and reflected in the provision for loan losses in the periods in which they become known.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets or liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of the change. The determination of current and deferred taxes is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the difference between tax and financial reporting basis assets and liabilities (temporary differences), estimates of amounts due or owed such as the reversals of temporary differences, and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining current and deferred taxes.

Financial Condition

As of June 30, 2006, the Company had total assets of $157.4 million, an increase of $29.5 million or 23%, from December 31, 2005.  Deposits increased $28.7 million during the first half of 2006 and were invested primarily in loans.  Total equity increased $600,000 during the first two quarters of 2006 to $14.9 million.

The Bank’s loan portfolio increased $27.8 million in the first six months of 2006 to $134.6 million at June 30, 2006.  The loan to deposit ratio was 95% as of June 30, 2006 reflecting strong loan demand in our market areas.  At June 30, 2006, approximately 90% of the loan portfolio was collateralized by real estate located in our primary market areas.  This concentration in real estate is highly diversified by the number of borrowers, property type, location, and use of loan proceeds.  At June 30, 2006, approximately 70% of the loan portfolio was prime-based variable rate loans.

At June 30, 2006, cash and cash equivalents totaled $10.0 million, a decrease of $2.7 million from December 31, 2005.  Investment securities totaled $8.1 million, consisting of securities classified as available for sale.  Cash, cash equivalents and investment securities represent the Bank’s main sources of short term liquidity for funding loans and as well as a source of earnings enhancement.  The liquidity and available sources of deposit funds are viewed as sufficient to support the current operating needs and growth opportunities of the bank.

Total deposits at June 30, 2006 were $141.7 million, an increase of $28.7 million or 25% from $113.0 million at December 31, 2005.  The deposit mix at June 30, 2006 was as follows: $13.4 million (9% of total deposits) in noninterest bearing demand deposits; $14.7 million (10% of total deposits) in interest checking accounts; $4.6 million (3% of total deposits) in savings accounts; and $109.0 million (77% of total deposits) in time deposits.  The deposit mix remains weighted towards higher cost time deposits. Management expects this reliance upon certificates of deposits to continue since customers prefer this type of deposit instrument.  For rapidly growing institutions such as First National Bank of Forsyth County, a reliance upon certificates of deposit is necessary to fund loan growth that is faster than normal deposit growth from retail customers in the Bank’s market area.

Results of Operations

The Company earned $762,447 or $.51 per share for the six months ended June 30, 2006, compared to $727 for same period in 2005.  Earnings accelerated in the second quarter compared to the first quarter due to increased loan originations and continued Federal Reserve rate increases in the second quarter.

Net Interest Income

For the six months ended June 30, 2006, interest and fee income from earning assets was $5,559,658, which represented a yield on earning assets of 7.93% compared to 7.73% in the first quarter of 2006.  Interest expense totaled $2,392,382 for the six months ending June 30, 2006 and represented a cost of interest-bearing liabilities of  3.66% compared to 3.44% during the first quarter 2006.  Net interest income was $3,167,276 for the six months ending June 30, 2006.  The net interest spread was 4.27% for the first half of 2006.  The net interest margin, which takes into the account the benefit from non-interest bearing liabilities, was 4.52% for the six months ending  June 30, 2006.

Provision for Loan Losses

The Company has established an allowance for loan losses through a provision for loan losses charged to expense on its statement of operations.  The allowance represents an amount which the Company believes will be adequate to absorb potential losses on existing loans that may become uncollectible.  The provision for loan losses increased by $309,911 during the first six months of 2006 bringing the allowance for loan loss to $1,684,825, which represents 1.25% of total loans outstanding.  The amount provided is due entirely to loan growth and management’s assessment of inherent risk in the loan portfolio.  The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and a timely identification of potential credit problems.  The evaluation of collectability takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and the review of specific problem loans.  Due to the limited operating history of the Bank, the provision for loan losses has been primarily a result of management’s assessment of general loan loss risk as compared to banks of similar size and maturity.  Management does not allocate the allowance for loan losses to specific categories of loans, but evaluates the adequacy on an overall portfolio basis using a loan grading system that rates loans in different categories.  Certain grades representing criticized or classified loans are assigned allocations of loss based on an estimate of the potential loss that is generally based on historical losses and/or collateral deficiencies.  Other loans are graded by type and allocated loss ranges based on management’s perceived inherent loss for the loan type.  A combination of these results is compared monthly to the recorded allowance for loan losses, and material losses are adjusted by increasing or decreasing the provision for loan losses.  An independent third-party loan review is used to challenge and validate the loan grading system and to provide additional analysis in determining the adequacy of the loan loss provisions.   As of June 30, 2006, the Company did not have any loans 30 days or more past due or any charge-offs to date.

Other Income

For the six months ended June 30, 2006, other operating income totaled $170,459, consisting of service charges and other fees, primarily mortgage loan fees.

Other Expenses

For the six months ended June 30, 2006, other operating expenses totaled $1,796,893.  These expenses consisted of personnel expenses of $1,128,291, occupancy and equipment expenses of $234,924, and other expenses of $433,678.

Income Tax Expense

Income tax expense was $468,484 for the six months ending June 30, 2006.  No income tax expense was recorded for the same period in 2005 because of the cumulative net operating losses incurred to June 30, 2005.

Off-Balance Sheet Risks

Through the operations of the Bank, the Company has made contractual commitments to extend credit in the ordinary course of its business activities.  These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time.  At June 30, 2006, the Bank had issued commitments to extend credit of $24,229,714 and letters of credit of $1,026,578 through various types of commercial lending arrangements at variable rates.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by management upon extension of credit, is based on the Company’s evaluation of the borrower.  Collateral varies but may include property, plant and equipment, commercial and residential real estate, and other assets.

Capital

At June 30, 2006, total shareholders’ equity was $14,942,790 consisting of $15,156,099 in capital offset by an accumulated deficit of $43,404 and unrealized loss on available for sale securities, net of tax, of $169,905.

The Company and Bank were deemed well capitalized at June 30, 2006.  The following table presents the Company’s and Bank’s regulatory capital position at June 30, 2006:

	Company	Bank
Tier 1 Capital to Average Assets	9.85%	9.20%
Tier 1 Capital to Risk Weighted Assets	11.29%	10.53%
Total Capital to Risk Weighted Assets	12.55%	11.78%

APPENDIX D

Financial Statements and Management’s Discussion

and Analysis for the Year ended December 31, 2005

ALLIED BANCSHARES, INC

Financial Statements

December 31, 2005 and 2004

(with Independent Accountant’s Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Allied Bancshares, Inc.

Cumming, Georgia

We have audited the consolidated balance sheets of Allied Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/PORTER KEADLE MOORE, LLP

Atlanta, Georgia

March 20, 2006

ALLIED BANCSHARES, INC.  AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$2,113,778	1,490,159
Federal funds sold	10,499,671	5,122,000
Interest-bearing deposits in banks	57,941	56,981
Total cash and cash equivalents	12,671,390	6,669,140
Investment securities	3,911,207	3,008,438
Other investments	896,292	860,292
Total securities	4,807,499	3,868,730
Loans	106,793,143	52,423,821
Less: Allowance for loan losses	(1,374,914)	(655,298)
Net loans	105,418,229	51,768,523
Premises and equipment, net	3,636,780	3,555,887
Accrued interest receivable and other assets	1,330,330	308,256
Total assets	$127,864,228	66,170,536

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand	$8,264,905	3,436,473
Interest bearing demand	20,009,491	16,048,066
Savings	4,391,814	122,116
Time, $100,000 or more	54,196,335	23,331,451
Other time deposits	26,158,608	9,786,526
Total deposits	113,021,153	52,724,632
Accrued interest payable and other liabilities	558,477	135,953
Total liabilities	113,579,630	52,860,585

Commitments

Stockholders’ equity:
Common stock, $.10 par value, 10,000,000 shares authorized; 1,502,000 shares issued and outstanding in 2005 and 1,500,000 share issued and outstanding in 2004	150,200	150,000
Additional paid-in capital	14,977,897	14,766,668
Accumulated deficit	(805,851)	(1,604,106)
Accumulated other comprehensive income	(37,648)	(2,611)
Total stockholders’ equity	14,284,598	13,309,951
Total liabilities and stockholders’ equity	$127,864,228	66,170,536

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2005 and 2004

	2005	2004
Interest income:
Interest and fees on loans	$5,895,042	1,462,153
Interest on deposits in other banks	133,638	92,633
Interest on federal funds sold	234,118	43,441
Interest and dividends on investment securities, taxable	125,823	46,131
Total interest income	6,388,621	1,644,358

Interest expense:
Interest bearing demand and money market deposits	574,994	175,579
Time deposits	1,877,337	308,507
Other	634	6,150
Total interest expense	2,452,965	490,236

Net interest income	3,935,656	1,154,122

Provision for loan losses	719,616	655,298

Net interest income after provision for loan losses	3,216,040	498,824

Service charges and other fees	284,722	57,318

Other expense:
Salaries and benefits	1,902,678	1,181,347
Compensation expense-directors warrants	191,429	-
Net occupancy and equipment expense	406,568	252,413
Other operating expenses	692,051	370,808
Total other expense	3,192,726	1,804,568

Earnings (loss) before income taxes	308,036	(1,248,426)

Income tax benefit	490,219	-

Net earnings (loss)	$798,255	(1,248,426)

Basic earnings (loss) per share	$.53	(.83)
Diluted earnings (loss) per share	$.51	(.83)

Weighted average number of shares	1,500,521	1,500,000

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC.

Consolidated Statements of Changes in Stockholders’ Equity

For The Years Ended December 31, 2005 and 2004

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2003	$-	10	(355,680)	-	(355,670)
Redemption of organizer’s share of stock	-	(10)	-	-	(10)
Sales of common stock, net of offering expenses of $83,332	150,000	14,766,668	-	-	14,916,668
Net loss	-	-	(1,248,426)	-	(1,248,426)
Change in unrealized loss on securities available for sale, net of tax	-	-	-	(2,611)	(2,611)
Balance, December 31, 2004	150,000	14,766,668	(1,604,106)	(2,611)	13,309,951
Net earnings	-	-	798,255	-	798,255
Issuance of common stock from exercise of stock options	200	19,800	-	-	20,000
Acceleration of director warrants	-	191,429	-	-	191,429

Change in unrealized loss on securities available for sale, net of tax	-	-	-	(35,037)	(35,037)
Balance, December 31, 2005	$150,200	14,977,897	(805,851)	(37,648)	14,284,598

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2005 and 2004

	2005	2004
Net earnings (loss)	$798,255	(1,248,426)
Other comprehensive loss net of tax: Unrealized losses on investment securities available for sale:
Unrealized losses arising during the period	(56,512)	(4,210)
Income tax benefit related to unrealized losses	21,475	1,599
Other comprehensive loss	(35,037)	(2,611)
Comprehensive income (loss)	$763,218	(1,251,037)

See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net earnings (loss)	$798,255	(1,248,426)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	243,762	124,660
Compensation expense for acceleration of director warrants	191,429	-
Deferred taxes	(635,238)	-
Provision for loan loss	719,616	655,298
Increase in interest receivable and other assets	(365,360)	(302,283)
Increase in interest payable and other liabilities	422,524	137,554
Net cash provided by (used in) operating activities	1,374,988	(633,197)

Cash flows from investing activities:
Proceeds from investment securities called or redeemed	3,078,152	-
Purchases of investment securities	(4,094,151)	(3,074,571)
Purchases of other investments	(36,000)	(860,292)
Net increase in loans	(54,369,322)	(52,423,821)
Purchases of premises and equipment	(267,937)	(3,568,689)
Net cash used in investing activities	(55,689,258)	(59,927,373)

Cash flows from financing activities:
Net increase in deposits	60,296,521	52,724,632
Issuance of common stock	20,000	-
Line of credit repaid	-	(488,196)
Proceeds from sale of common stock	-	14,999,990
Deferred offering expenses	-	(8,223)
Net cash provided by financing activities	60,316,521	67,228,203

Net change in cash and cash equivalents	6,002,251	6,667,633

Cash and cash equivalents at beginning of the year	6,669,140	1,507

Cash and cash equivalents at end of year	$12,671,391	6,669,140

Non-cash investing and financing activities: Change in unrealized loss on securities available for sale, net of tax	$(35,037)	(2,611)

Supplemental information: Interest paid	$2,207,970	369,718

 See accompanying notes to consolidated financial statements.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Allied Bancshares, Inc. and its subsidiary bank provide a full range of banking and bank-related services to individuals and corporate customers in the Georgia counties of Forsyth and Hall and surrounding areas.  The Company is subject to regulation under the Bank Holding Company Act of 1956. The Bank is primarily regulated by the Office of the Comptroller of the Currency and undergoes periodic examinations by this regulatory agency.

The accounting and reporting policies of Allied Bancshares, Inc. and subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.  The following is a summary of the significant accounting policies.

      Basis of Presentation

The consolidated financial statements include the accounts of Allied Bancshares, Inc.  (the “Parent Company” or “Company”) and it’s wholly-owned subsidiary, First National Bank of Forsyth County (the Bank”), collectively known as the Company. All significant inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the market valuation reserve on investment securities available for sale. Management believes that the allowance for loan losses is adequate and the market valuation reserve is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.  Generally, federal funds are sold for one-day periods.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2005, all securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premiums and discounts on all non-callable investment securities are amortized or accreted, respectively, over the life of the related securities as adjustments to the yield.  Premium and discount on callable investment securities is amortized or accreted, respectively, to interest income on a straight-line method over the period to the call date of the related investment. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include Federal Reserve Bank stock, Federal Home Loan Bank stock and stock in a closely held bank holding company, which have no readily determinable fair value and are carried at cost.

Loans

Loans are reported at the gross amount outstanding net of the valuation allowance for loan losses. Interest income is generally recognized over the terms of the loans based on the principal amount outstanding. Loan origination fees and direct origination costs, which are approximately the same on most loans, are recognized at the time the loan is recorded on the books. If the collectability of interest appears doubtful, accrual is discontinued. Accrued interest, which appears doubtful of collection, is reversed against interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Payments received on non-accrual loans are recorded as a reduction to the loan’s balance. Accrual of interest is resumed if management believes a borrower’s financial position has improved.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely.  The allowance represents an amount that in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses.  Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation expense on furniture and equipment is computed over estimated useful lives, which range from three to seven years.  The Bank building will be depreciated over its estimated useful life of 40 years.

Organizational Expenses

Start up costs and expenses associated with organizing the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed for financial reporting purposes.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required.  A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  In assessing the reliability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Earnings Per Common Share

Earnings (loss) per share has been computed based on the weighted average number of common shares outstanding during the period  which totaled 1,500,521 for the year ended December 31, 2005.  The basic earnings per share calculation has been adjusted to reflect the impact of dilutive securities in the form of stock options and director warrants.  For 2004, the effect of potential common shares outstanding would be anti-dilutive, and therefore is not presented. The basic and dilutive earnings per share for 2005 are as follows:

	Net Earnings	Common Shares	Per Share Amount

Basic earnings per share	$798,255	1,500,521	$.53
Effect of dilutive securities – stock options
and warrants	-	56,424	(.02)
Diluted earnings per share	$798,255	1,556,945	$.51

Recent Accounting Pronouncements

Share-Based Payment In December 2004, the Financial Accounting Standards Board revised Statement of Financial Accounting Standard (“SFAS”) No. 123 (“SFAS No. 123 (R)”), Share-Based Payment, which requires all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the financial statements based on their fair value.  Pro forma disclosure will no longer be an alternative to financial statement recognition.  For the Company, SFAS No. 123 (R) is effective for periods beginning after January 1, 2006.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt it in the first quarter of 2006.  Management estimates share based compensation expense to approximate $58,000 per year through 2008.

Acceleration of vesting of warrants

 On July 20, 2005, the Company approved the acceleration of vesting of all outstanding unvested stock warrants with an exercise price of $10.00 per share previously awarded to its directors under the Company’s equity compensation plans. The unvested portion (191,429) of warrants to purchase an aggregate of 287,143 shares of common stock have been accelerated at an exercise price of $10.00 per share.  Under the recently issued Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment" ("FAS 123R"), the Company will be required to apply the expense recognition provisions under FAS 123R beginning January 1, 2006. The Company believes that accelerating the vesting of the identified warrants will reduce the Company's compensation charges in subsequent periods. The consolidated statement of earnings includes a charge of $191,429 which represents the difference between the fair value of the Company shares at the acceleration date and exercise price of the unvested warrants.

Stock Option Plan

The Company has a Stock Option Plan, which is described more fully in Note 8.  The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations.  No stock-based employee compensation cost is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the years ended December 31, 2005 and 2004.

Years Ended December 31,
	2005	2004
Net earnings (loss), as reported	$798,255	(1,248,426)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(558,683)	(69,861)
Proforma net earnings (loss)	$239,572	(1,318,287)
Compensation expense included in net earnings related to stock based awards	$191,429	-

Earnings per share:
Basic, as reported	$.53	(.83)
Basic, pro forma	$.16	(.88)
Diluted, as reported	$.51	NA
Diluted, pro forma	$.15	NA

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The weighted average fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005	2004
Expected dividends	-0-	-0-
Expected life	7 years	7 years
Expected volatility	15%	15%
Risk free interest rate	3.99%	3.88%

The weighted average fair value of options granted during 2005 is $3.29 and $2.85 for 2004.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTE 2.  CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank on deposit with national banks or in cash.  At December 31, 2004, the Bank’s reserve requirement was approximately $189,000 and no requirement for December 31, 2005. The Bank maintained cash balances that were adequate to meet the requirements.

NOTE 3.  INVESTMENT SECURITIES

The Company’s investment securities at December 31, 2005 and 2004 consisted entirely of available-for-sale securities are as follows:

	Carrying Value	Gross Unrealized Gain	Gross Unrealized Losses	Market Value
December 31, 2005
U.S. Government Agency securities	$2,084,670	-	(28,867)	2,055,803
Mortgage backed securities	951,316	-	(18,212)	933,104
Collateralized mortgage obligations	935,943	-	(13,643)	922,300
Total securities	$3,971,929	-	(60,722)	3,911,207

December 31, 2004
U.S. Government Agency securities	$3,012,648	180	(4,390)	$3,008,438

The amortized cost and estimated market value of investment securities available for sale at December 31, 2005, by contractual maturity, are show below.  Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Market Value
Due from five to ten years	$2,084,670	2,055,803
Mortgage backed securities	951,316	933,104
Collateralized mortgage obligations	935,943	922,300

	$3,971,929	3,911,207

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  INVESTMENT SECURITIES, (Continued)

Investment securities with a market value of $2,945,425 at December 31, 2005 were pledged to secure public funds or certain other deposits as required by law.   There were no investment securities pledged at December 31, 2004.

Other investments are comprised of the following for the years ended December 31:

	2005	2004
Alliance Bancshares, Inc	$499,992	499,992
Federal Reserve Bank	264,900	264,900
Federal Home Loan Bank	131,400	95,400
Total	$896,292	860,292

There were no securities in the portfolio as of December 31, 2005 and 2004 that were in a continuous unrealized loss position greater than twelve months.  The unrealized losses for less than twelve months on these debt securities as of December 31, 2005 and 2004 arose due to changing interest rates and are considered to be temporary. These unrealized losses are considered temporary because the repayment sources of principal and interest are government backed.

NOTE 4.  LOANS

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Commercial, financial and agricultural	$4,301,692	4,453,859
Real estate – construction	37,072,896	18,456,569
Real estate – mortgage	60,975,825	27,531,111
Consumer and other	4,442,730	1,982,282
Total gross loans	106,793,143	52,423,821
Less: Allowance for loan losses	(1,374,914)	(655,298)
Net loans	$105,418,229	51,768,523

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Forsyth and Hall counties in Georgia.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.  There were no non-accrual loans and there were no loans that were considered impaired at December 31, 2005 and December 31, 2004.

The Bank provided $719,616 and $655,298 for the years ended December 31, 2005 and December 31, 2004, respectively, to the allowance for loan losses for potential problem loans.  No loans have been charged off since the Company began operations.  The allowance for loan losses is determined based on risk factors inherent in the portfolio or consistent with banks of the same age and portfolio mix.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	2005	2004
Land	$1,096,319	1,096,319
Building	1,787,919	1,691,330
Furniture and equipment	996,067	830,976
Total	3,880,305	3,618,625
Less: Accumulated depreciation	(243,525)	(62,738)
Net amount	$3,636,780	3,555,887

Depreciation expense totaled $187,044 and $62,738 in 2005 and 2004, respectively.

NOTE 6.  DEPOSITS

The contractual maturity of time deposits at December 31, 2005 is shown below.

Maturing in:
2006	$67,828,480
2007	3,881,820
2008	3,910,290
2009	1,280,430
2010	3,453,923
Total	$80,354,943

For the years ended December 31, 2005 and 2004 the Bank has $33,793,061 and $13,925,093, respectively, in brokered deposits outstanding.  Brokered deposits mature through May 31, 2010.  The range of interest rates for those brokered deposits is 2.6% to 4.5%.  As of December 31, 2005, the Bank had relationships with two deposit brokers who provided the Bank with deposits totaling $19,869,000 and $7,524,000

NOTE 7.  INCOME TAXES

Income tax benefit for 2005 is comprised of the following components:

Current payable	$$145,019
Change in deferred taxes	(299,561)
Utilization of deferred taxes	271,400
Valuation allowance	(607,077)
Tax benefit for 2005	$(490,219)

The Company had no income tax expense or benefit for the year ended December 31, 2004, as net operating losses were incurred and financial statement deferred tax benefits remained unrecorded as their realization was heavily dependent on future taxable income.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.  INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

2005
Income taxes computed at federal statutory tax rate	$104,732
Increase (decrease) resulting from:
Change in valuation allowance	(607,077)
Other	12,126
Total	$(490,219)

The following summarizes the components of the net deferred tax asset.  The deferred tax asset is included as a component of other assets at December 31, 2005.

	2005	2004
Deferred income tax assets:
Pre-opening expenses	$150,630	196,978
Allowance for loan losses	411,400	138,234
Directors warrants	72,743	-
Operating loss carryforwards	465	271,865
Unrealized loses on investment securities available for sale	23,074	1,599
Total gross deferred income tax assets	658,312	608,676
Less: Valuation allowance	-	(607,077)
Deferred income tax asset	$658,312	1,599

NOTE 8.  STOCK OPTION PLAN

On August 18, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan, which allows for common stock options to be granted to eligible officers and employees.  Stock options granted under this plan are qualified incentive stock options and will not exceed 200,000.  Options become exercisable as determined by the Board of Directors at the time of grant.  For options granted during 2004, the options granted become vested and exercisable in annual increments of 20% of the total shares beginning December 31, 2004 through December 31, 2008.  For those options granted in 2005, the options became vested and exercisable in annual increments of 20% of the total shares at the anniversary date of the grant date.  Options granted under the plan expire after ten years.  The exercise price for the options granted will be no less than the market price on the day the option is granted, as determined by the Board of Directors.  Options granted under the 2004 Stock Option Plan total 134,000 shares with exercise prices ranging from $10 - $14 per share at December 31, 2005 and represent all of the stock options issued to date.   During 2005, 2,000 stock options have been exercised.

In connection with the Company’s formation and initial offering, the Company issued 287,143 warrants to purchase its common stock to the organizers.  The warrants allow each holder to purchase one additional share of common stock at $10 per share. As noted in footnote 1, the Board of Directors approved the acceleration of all warrants.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  STOCK OPTION PLAN (Continued)

A summary status of the Company’s Stock Option Plan as of December 31, 2005 and 2004, and changes during the years ending on those dates is as follows:

2005			2004
	Option Shares	Weighted Average Option Price Per Share	Option Shares	Weighted Average Option Price Per Share
Outstanding, beginning of year	110,000	$10.00	-	$-
Granted during the year	24,000	$11.38	110,000	$10.00
Exercised during the year	(2,000)	$10.00	-	$-
Outstanding, end of year	132,000	$10.25	110,000	$10.00
Number of shares exercisable	42,000		22,000

Information pertaining to options outstanding at December 31, 2005 is a follows:

Options Outstanding	Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$10.00 - $14.00	132,000	8	$10.25	42,000	$10.00

NOTE 9.  RELATED PARTY TRANSACTIONS

The Bank conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business.  It is the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.   The following is a summary of related party loans for 2005:

The aggregated amounts of deposits of directors and executive officers and their related interests amounted to approximately $768,391 and $1,701,677 at December 31, 2005 and 2004, respectively.

Loan advances to and repayments from directors and their related interests during 2005 are shown in the table below:

Balance, beginning of year	$541,335
New loans	714,060
Loan repayments	(569,635)
Balance, end of year	$685,760

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  STOCKHOLDERS’ EQUITY

The Company and the Bank are subject to various capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance- sheet items as calculated under regulatory accounting practices. The Company’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the tables. The Company’s actual capital amounts and ratios are also presented in the following tables. Capital levels at the Parent Company approximate those of the Bank.

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. The Bank’s capital ratios at December 31, 2005 and 2004 are listed below.  The Company’s stockholders’ equity is approximately $1.1 million in excess of the Bank’s capital.

Regulatory Capital Ratios

 ($ in thousands)

Actual	Adequately Capitalized Requirement	Well Capitalized Requirement

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Tier 1 Capital to Average Assets	$14,568	11.3%	4,699	4.0%	5,864	5.0%
Tier 1 Capital to Risk Weighted Assets	13,193	11.5%	4,607	4.0%	6,911	6.0%
Total Capital to Risk weighted Assets	13,193	12.7%	9,215	8.0%	11,518	10.0%

As of December 31, 2004:
Tier 1 Capital to Average Assets	9,026	14.6%	2,466	4.0%	3,083	5.0%
Tier 1 Capital to Risk Weighted Assets	9,026	15.5%	2,331	4.0%	3,496	6.0%
Total Capital to Risk weighted Assets	9,681	16.6%	4,662	8.0%	5,827	10.0%

Management believes, as of December 31, 2005, that the Company and the Bank meet all capital requirements to which they are subject.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  OFF BALANCE-SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  At December 31, 2005 and 2004, commitments to extend credit totaled $19,308,000 and $8,362,000, respectively.   The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment primarily collateralize the Bank’s loans. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

 Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2005 and 2004, commitments under letters of credit aggregated $910,160 and $264,500, respectively. In 2005 and 2004; the Bank was not required to perform on any letters of credit.

The Company has line of credit agreements with two financial institutions to borrow up to $5.5 million with interest rates indexed to the federal funds purchased rate.  These lines of credit are unsecured and allow borrowings for no more than 14 consecutive days.  The agreements are renewable each year.  There were no borrowings outstanding under these agreements as of December 31, 2005 or December 31, 2004.

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS, (Continued)

Other Investments - The carrying value of other investments is estimated to approximate fair value.

Deposits - The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit - Off-balance sheet financial instruments (commitments to extend credit and stand-by letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and the fair value associated with these instruments are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2005 are as follows:

Fair Value of Financial Instruments

($ in thousands)

December 31, 2005
	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$ 12,671	12,671
Investment securities	3,911	3,911
Other investments	896	896
Loans	105,418	105,117
Financial liabilities:
Deposits	113,021	110,517

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  CONDENSED FINANCIAL INFORMATION OF ALLIED BANCSHARES, INC.

CONDENSED BALANCE SHEETS

(Parent Only)

	2005	2004
Assets
Cash and due from banks	$330,506	3,786,472
Investment in subsidiary	13,155,542	9,023,487
Other investment	499,992	499,992
Other assets	298,558	-
Total assets	$14,284,598	13,309,951

Stockholders’ Equity
Stockholders’ equity:
Common stock, $.10 par value, 10,000,000 shares authorized; 1,502,000 shares issued and outstanding in 2005 and 1,500,000 share issued and outstanding in 2004.	150,200	150,000
Additional paid-in capital	14,977,897	14,766,668
Accumulated deficit	(805,851)	(1,604,106)
Accumulated other comprehensive income	(37,648)	(2,611)
Stockholders’ equity	$14,284,598	13,309,951

CONDENSED STATEMENT OF OPERATIONS

(Parent Only)

	2005	2004
Interest income	$-	18,258

Other expense:
Interest expense	-	6,045
Salaries and benefits	191,429	179,709
Net occupancy and equipment expense	-	34,140
Other operating expenses	75,966	72,887
Total other expense	267,395	292,781
Loss before income tax benefit and equity in undistributed earnings (loss) of subsidiary	(267,395)	(274,523)
Income tax benefit	298,558	-
Equity in undistributed earnings (loss) of subsidiary	767,092	(973,903)
Net earnings (loss)	$798,255	(1,248,426)

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  CONDENSED FINANCIAL INFORMATION OF ALLIED BANCSHARES, INC.  (Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Parent Only)

	2005	2004
Cash flows from operating activities:
Net earnings (loss)	$798,255	(1,248,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense for acceleration of director warrants	191,429	-
Equity in undistributed (earnings) loss of Bank	(767,092)	973,903
Changes in deferred tax asset	(223,373)	-
Change in other assets	(75,185)	55,909
Net cash used in operating activities	(75,966)	(218,614)

Cash flows from investing activities:
Capital infusion into the Bank	(3,400,000)	(10,000,000)
Purchases of other investments	-	(499,992)
Net cash used in investing activities	(3,400,000)	(10,499,992)

Cash flows from financing activities:
Change in line of credit	-	(488,196)
Proceeds from sale of common stock	-	15,000,000
Deferred offering expenses	-	(8,223)
Redemption of organizing share of stock	-	(10)
Exercise of stock options	20,000	-
Net cash provided by financing activities	20,000	14,503,571

Net change in cash and cash equivalents	(3,455,966)	3,784,965

Cash and cash equivalents at beginning of the year	3,786,472	1,507

Cash and cash equivalents at end of year	$330,506	3,786,472

ALLIED BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  OTHER COMMITMENTS AND OBLIGATIONS

The Company entered into employment agreements with its President & Chief Executive Officer, Chief Financial Officer, and Chief Lending Officer. These agreements have terms of five years, provide for a base salary, incentive bonuses, and other perquisites commensurate with their employment.

The Bank is currently operating in a leased facility for the Gainesville, Georgia branch.  Monthly rent related to this lease is $5,971.  The lease expires on February 29, 2007. Total rent expense for the year ended December 31, 2005 was $76,622.  Annual lease payments related to the leased facility is $71,652

  NOTE 15.  MISCELLANEOUS OPERATING INCOME AND EXPENSES

Significant components of other operating income and expense included in the consolidated statements of earnings in excess of 1% of interest and other income for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Other operating income
Secondary market mortgage origination fees	$133,567	38,416
Other operating expenses
Professional fees	162,238	121,117
Data processing fees	154,566	55,647

ALLIED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Selected Financial Information and Statistical Data

The following discussion reviews the results of operations of Allied Bancshares, Inc. (the “Company”) and assesses its financial condition. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from the consolidated financial statements included or incorporated by reference in this report. Reference should be made to those statements and the selected financial data presented elsewhere or incorporated by reference in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

SELECTED FINANCIAL DATA (Dollars in thousands except per share data)

	2005	2004

FOR THE YEAR
Net interest income including loan fees	$ 3,936	$ 1,154
Provision for loan losses	720	655
Non-interest income	285	57
Non-interest expense	3,192	1,804
Net earnings (loss)	798	(1,248)

PER COMMON SHARE
Basic earnings (loss)	0.53	(0.83)
Diluted earnings	0.51	N.A.
Cash dividends declared	0	0
Book value	9.51	8.87

AT YEAR END
Loans, gross	106,793	52,424
Earnings assets	121,658	60,815
Total assets	127,864	66,171
Total deposits	113,021	52,725
Shareholders’ equity	14,212	13,313
Common shares outstanding	1,502	1,500

AVERAGE BALANCES
Loans, gross	77,896	20,573
Earnings assets	92,899	27,230
Assets	97,838	33,453
Deposits	84,490	21,533
Stockholders’ equity	13,516	7,924
Weighted average shares outstanding	1,501	1,500

KEY PERFORMANCE RATIOS
Return on average assets	0.82%	-3.73%
Return on average stockholders’ equity	5.90%	-15.75%
Net interest margin	4.24%	4.26%
Average equity to average assets	13.81%	2.37%

Forward Looking Statements

This discussion contains forward-looking statements under the private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. Although the Company believes that the assumptions underlying the forward-looking statements contained in the discussion are reasonable, any of the assumptions could be inaccurate. Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to: economic conditions (both generally and in the markets where the Company operates); competition from other providers of financial services offered by the Company; government regulations and legislation; changes in interest rates; and material unforeseen changes in the financial stability and liquidity of the Company’s credit customers. All these factors are difficult to predict and may be beyond the control of the Company. The Company undertakes no obligation to revise forward-looking statements to reflect events or changes after the date of this discussion or to reflect the occurrence of unanticipated events.

Executive Overview

Allied Bancshares, Inc. (the “Company”), headquartered in Cumming, Georgia, consists of a single subsidiary bank, First National Bank of Forsyth County (the “Bank”), with approximately $128 million in total consolidated assets as of December 31, 2005.  The Bank focuses on strong asset quality and a growth strategy which has resulted in sustained month to month profitability in less than two years after commencing business operations on April 5, 2004.  As a bank holding company, the results of operations are almost entirely dependent on the results of operations of our subsidiary bank.

Like most community banks, the majority of our income is derived from interest received on our loans and investments. The primary source of funds for making these loans and investments is our deposits, on which interest is paid.  Approximately 93% of total deposits are interest-bearing.  Consequently, one of the key measures of success is the amount of net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield earned on these interest-earning assets and the rate paid on our interest-bearing liabilities, which is called our net interest spread.

There are risks inherent in all loans, so an allowance for loan losses is maintained to absorb potential losses on existing loans that may become uncollectible. The allowance is maintained by charging a provision for loan losses against our operating earnings for each period. A detailed discussion of this process, as well as several tables describing our allowance for loan losses, is included below.

In addition to earning interest on loans and investments, income is earned through fees and other charges to our customers. A discussion of the various components of this noninterest income, as well as noninterest expense, is included herein.

The following discussion and analysis also identifies significant factors that have affected the Company’s financial position and operating results during the periods included in the financial statements accompanying this report. We encourage you to read this discussion and analysis in conjunction with our financial statements and the other statistical information included and incorporated by reference in this report.

We measure and monitor the following factors as key indicators of our financial performance:

Net income:

•

 Earnings per share

•

 Loan and deposit growth

•

 Credit quality

 Financial performance for the year ended December 31, 2005 versus the year ended December 31, 2004:

•

 Net income of $798,000 million versus a loss of  $1,154,000

•

 Diluted earnings per share of $0.51 compared to $(.83)

•

 Net interest margin of 4.24% compared to 4.26%

•

 Loan growth of $54.4 million or 104%

•

 Deposit growth of $60.3 million or 114%

•

 Return on average assets of  0.82% compared to (3.73)%

•

 Return on average equity of  5.90% compared to (15.75)%

•

 Nonperforming assets ratio of  0% in each period

•

 Net charge-off ratio of 0% each period

Effect of Economic Trends

During the two years ended December 31, 2005 the Bank’s rates on both short-term or variable rate interest-earning assets and short-term or variable rate interest-bearing liabilities increased primarily as a result of the actions taken by the Federal Reserve.  During substantially all of 2004, the financial markets operated under historically low interest rates. Market observers believe that as a result of the Congressional economic stimulus plan approved in 2003 the economy began to show signs of strengthening in 2004 as the bank began operations.  This economic strengthening resulted in the Federal Reserve increasing the short-term interest rates 13 times from June 2004 through December 31, 2005.   These increases increased short-term rates by 125 basis points during 2004 and by 200 basis points during 2005. In 2006, as of the date of this report, the Federal Reserve had raised the short-term interest rate by 50 basis points. Many economists believe that the Federal Reserve will continue to increase rates during 2006. The pace of increases will be dependent economic factors, particularly the strength of inflationary forces in the economy.

The specific economic and credit risks associated with the Bank’s loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable. The general economy and loan demand have grown steadily during the operation of the bank in 2004 and 2005. The Bank’s growth has been robust and not significantly impacted by any adverse economic conditions.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and general practices within the banking industry in the preparation of our financial statements. Our significant accounting policies are described in the notes to our consolidated financial statements as of December 31, 2005 included in this report. Certain accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.  The determination of the Bank’s allowance for loan losses and provision for income taxes have been identified as critical accounting policies.

The allowance for loan losses is our most significant judgment and estimate used in the preparation of the Company’s consolidated financial statements. The allowance for loan losses is an amount that management believes will be adequate to absorb potential losses in the loan portfolio. The calculation is an estimate of the amount of loss in the loan portfolio of the subsidiary bank. Loans are charged off to the extent they are deemed to be uncollectible The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Such estimates may be subject to frequent adjustments by management and reflected in the provision for loan losses in the periods in which they become known.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require additions to the allowance based on their judgment about information available to them at the time of their examinations.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets or liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The determination of current and deferred taxes is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the difference between tax and financial reporting basis assets and liabilities (temporary differences), estimates of amounts due or owed such as the reversals of temporary differences, and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining current and deferred taxes.

Financial Condition

The following discussion focuses on significant changes in the financial condition during the year ended December 31, 2005 and 2004.  Since the Bank did not open for business until April 5, 2004, comparison of 2004 amounts to prior periods would not be meaningful and comparison to 2005 has limited usefulness.

Key changes in the consolidated balance sheet at December 31, 2005 and 2004 are presented below.

Total Assets.   Total assets at December 31, 2005 were $127.9 million, an increase of $61.7 million or 93% from the December 31, 2004 balance of $66.2 million.  The increase is principally attributable to an increase of $54.4 million in gross loans and an increase in liquid assets (cash, federal funds sold, interest bearing deposits, and investments) of $6.9 million. The increase in liquid assets from the prior year-end results from a $4.6 million increase in federal funds sold.   The overall growth in 2005 and 2004 exceeded management’s growth objectives.

Total Loans.  Our primary focus is to maximize earnings through lending activities. Any excess funds are invested according to our investment policy. Total loans at December 31, 2005 were $106.8 million, an increase of $54.4 million or 104% for the year.  Real estate loans are the primary loan category and represented 91.8 % of total loans outstanding at December 31, 2005.

Total Deposits.  Total deposits at December 31, 2005 were $113.0 million, an increase of $60.3 million or 114% from the December 31, 2004 balance of $52.7 million.  These funds have been used to fund loan growth. The utilization of deposits to fund loan growth enables us to maintain a higher loan to deposit ratio and maintain an adequate liquidity ratio. Our loan-to-deposits ratio was 94.5%and 99.4% at December 31, 2005 and 2004, respectively.  The change from the prior year-end is principally attributable to a $4.8 million increase in noninterest bearing demand, a $4.0 million increase in NOW and money market account balances, a $4.2 million increase in savings account balances, and a $47.3 million increase in time deposits.

Total  Capital.  For the twelve months ending December 31, 2005, the Company’s equity capital increased $975,000 from the prior period. The change in equity capital over the twelve month period resulted from an increase of $798,000 in net income, an increase of $20,000 relating to the exercise of stock options, and an increase in Additional Paid in Capital of $191,000 reflecting acceleration of vesting of warrants, offset by a $35,000 increase in unrealized gains on securities available for sale.

Results of Operations, For the Years Ended December 31, 2005 and 2004

Net Interest Income and Earning Assets.   Allied Bancshares recorded net income of $798,000 or $.53 per common share for the year ended December 31, 2005. During the first year of operation in 2004, the Company’s net loss was $1,248,000 or $.83 per common share.  Typically, new banks do not achieve cumulative profitability until the third year of operation.  First National Bank of Forsyth County achieved cumulative profitability in February 2006, its 22nd month of operation.

The Company’s profitability is determined by its ability to manage effectively interest income and expense, minimize loan and security losses, generate noninterest income, and control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, the Bank’s ability to generate net interest income depends upon its ability to obtain an adequate net interest spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. The net yield on average interest-earning assets increased to 4.24% for the year ended December 31, 2005 from 4.23% for the year ended December 31, 2004. The increases in interest rates by the Federal Reserve in 2005 and additional loan volume were matched by increases in funding costs during the year.  In 2005, the average yield on interest-earning assets increased to 6.88% from 6.04% in 2004 and the average yield on interest-bearing liabilities increased to 3.18% in 2005 from 2.48% in 2004. The overall change in the interest rate spread from 2004 to 2005 was an increase of 14 basis points. The increase in the net interest spread was due to balance sheet growth being dominated by loan growth, primarily variable rate loans which benefited from Federal Reserve rate increases immediately, while deposits cost increases lagged.  Total average interest-earning assets increased by $65.7 million from December 31, 2004 to $92.9 million at December 31, 2005.  The growth in loan portfolios was accompanied by competitive pricing.

Net interest income increased by $2,782,000 to $3,936,000 in 2005.  The increase reflects the strong growth in loans during 2005. The change in net interest income is primarily the result of the increases in net volume rather than changes in net interest rates.

Other Income. Other income totaled $284,000 in 2005.  Of this amount, service charges on deposit accounts represented $72,000, mortgage origination fees represented $134,000 and other service charges and fees $78,000.

Other Expense. Other expense totaled $3,193,000 for the year ended December 31, 2005.   Increases in salaries and employee benefits represent the most significant portions of these increases, which increased by $721,000 for the 2005.  The number of full-time equivalent employees increased by 6 employee in 2005 to 25 full time employees.   In addition to the additional salary expense related to new employees during 2005, incentive compensation increased.  Net occupancy and equipment expense increased $154,000 to $407,000 in 2005.  Other operating expenses increased by $321,000 for the year ended December 31, 2005 compared to 2004. The increase in other operating expenses in 2005 included increases in supplies, postage and telephone expense of $21,000, loan acquisition costs of $33,000, accounting and auditing fees of $62,000, legal fees of 39,000 and data processing charges of  $99,000.   Included in total other expense was $191,000 which represented the cost associated with the acceleration of vesting of director warrants.

Income Tax Expense. The income tax benefit was $490,000 on a consolidated basis compared to no tax expense or benefit in 2004.   The Company was deemed sustainably profitable in 2005 and was able to recognize the tax benefit from deferred taxes from the inception of the Company’s operation.

Net Income. Net income was $798,000 for 2005 compared to a loss of $1,248,000 in 2004.  The bank became profitable in 2005 because it achieved a sufficient amount of earning assets to cover and exceed operating expenses of a de novo bank.  The improvement in net income was due to the volume of earning assets adding during the year and the realization of deferred tax benefits.

Asset Quality. The provision for loan losses was $720,000 during 2005 compared to $655,000 in 2004.  The bank’s policy is to provide an allowance for loan loss equal to 1.29% of loans outstanding.  The increase in the provision was due to loan growth. The provision for loan losses is the charge to operations which management believes is necessary to fund the allowance for loan losses. This provision is based on management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Management’s evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and may require us to make additions to the allowance based on their judgment about information available to them at the time of their examinations. See also our discussion of the loan loss allowance in the “Critical Accounting Policies” section included in this report.

The following table presents details of the provision for loan losses.  We have no loans on non-accrual and no loans are past due with regard to payment of interest and principal.    Real estate loans are normally secured by one to four family residences or other real estate with values exceeding the original loan balance, therefore minimizing the risk of loss.   Consumer loans, however, may be secured by consumer goods and automobiles or may be unsecured and therefore subject to greater loss in the event of charge-off. During a recession, losses are more likely and the risk of loss is greater in the consumer portfolio. The allowance for loan losses as a percentage of nonperforming loans or charge-offs typically presented by banks  is not meaningful for First National Bank of Forsyth County because the bank had no nonperforming loans or charge-offs during 2005 and 2004.

Analysis of the Allowance for Loan Losses

	Years ended December 31,
(Dollars in thousands)	2005	2004

Total charge-offs	$ 0	0
Total recoveries	0	0
Net charge-offs (recoveries)	0	0
Total nonaccrual loans	0	0
Loans past due 90 days	0	0
Other real estate	0	0
Provision for loan losses	720,000	655,000
Allowance/Total loans	1.29%	1.25%
Net charge-offs (recoveries)/Average loans	NA%	NA%
Allowance/Nonperforming loans	NA%	NA%

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. Through asset and liability management, we attempt to structure these assets and liabilities and manage the rate sensitivity gap of the bank, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see “Asset/Liability Management” below.

Off-Balance Sheet Arrangements

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making such commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of December 31, 2005 and December 31, 2004 are as follows:

Loan Commitments and Standby Letters of Credit

(Amounts in thousand)	December 31
	2005	2004

Commitments to extend credit	$19,308	8,362
Financial standby letters of credit	910	264
Total	$20,218	8,626

Liquidity and Capital Resources

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. We seek to meet liquidity requirements primarily through management of short-term investments, monthly amortizing loans, maturing single payment loans, maturities of securities and prepayments of earning assets. Also, we maintain relationships with correspondent banks which could provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and regulatory authorities. At December 31, 2005, our liquidity ratio was 12%. Liquidity is measured by the ratio of net cash, federal funds sold and securities to net deposits and short-term liabilities. In the event the Bank needs to generate additional liquidity, funding plans would be implemented as outlined in the liquidity policy of the Bank.   Management reviews liquidity on a periodic basis to monitor and adjust liquidity as necessary. Management has the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements. At December 31, 2005, the Bank had a borrowing capacity totaling approximately $5.5 million through available lines of credit. We believe our short-term investments, available borrowing arrangements and access to brokered deposits are adequate to cover any reasonably anticipated immediate need for funds.

As of December 31, 2005, Allied Bancshares, Inc. and its subsidiary bank were considered to be well-capitalized as defined in the FDICIA and based on regulatory minimum capital requirements. Allied Bancshares, Inc. and First National Bank of Forsyth County capital ratios as of December 31, 2005 are presented in the following table:

Capital Ratios

	Capital Ratios	For Capital Adequacy Purposes	To Be Well Capitalized
Total Capital to Risk Weighted Assets:
Consolidated company	13.51%	8.00%	N/A
FNB Forsyth County	12.65	8.00	10.00

Tier 1 Capital to Risk Weighted Assets:
Consolidated company	12.29%	4.00%	N/A
FNB Forsyth County	11.45	4.00	6.00

Tier 1 Capital to Average Assets:
Consolidated company	12.07%	4.00%	N/A
First National Bank	11.25	4.00	5.00

Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or are reasonably likely to have a material effect on our liquidity, capital resources, or operations.

Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Selected Financial Information and Statistical Data

The tables and schedules on the following pages set forth certain financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the securities portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Distribution of Assets, Liabilities and Stockholders’ Equity Interest Rates and Interest Differentials

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

Average Balance Sheets, Interest and Rates

	For the Years Ended December 31,
	2005			2004
	Average Balance(1)	Interest Income/ Expense	Weighted Average Rate	Average Balance	Interest Income/ Expense	Weighted Average Rate

ASSETS
Interest earning assets:
Federal funds sold and interest bearing deposits	$11,473	368	3.21%	3,759	136	3.62%
Investment securities	3,530	126	3.56%	1,814	46	2.54%
Loans (2)(4)	77,896	5,895	7.57%	21,656	1,462	6.75%
Total interest earnings assets	92,899	6,389	6.88%	27,230	1,644	6.04%
Other assets	4,939			6,411
Total assets	97,383			33,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Demand	24,285	575	2.37%	7,883	176	2.23%
Time	52,948	1,877	3.55%	11,880	309	2.60%
Other borrowed funds	16	1	3.96%	193	6	3.19%
Total interest bearing liabilities	77,249	2,453	3.18%	19,956	490	2.48%
Other non-interest bearing liabilities	9,116			5,762
Stockholders’ equity (3)	11,473			7,924
Total liabilities and stockholders’ equity	97,838			33,642

Net interest income		3,936			1,154
Net interest spread			3.70%			3.56%
Net interest margin			4.24%			4.23%

(1)          Average balances were determined using the daily average balances.

(2)          Average balances of loans are net of fees and nonaccrual loans.

(3)          Average unrealized gains (losses) on securities (all are taxable) available for sale, net of tax, have been included in         stockholders’ equity at ($17,809) and ($5,969) for 2005 and 2004, respectively.

(4)          Interest and fees on loans include $618,369 and $329,107 of loan fee income for the years ended December 31, 2005 and 2004, respectively.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume.

Volume, Rate and Mix Analysis

	2005 over 2004 Increase (decrease) due to changes in:
	Volume	Rate	Mix	Change

Interest earned on:
Federal funds sold and interest bearing deposits	$ 279,206	(15,572)	(31,952)	231,682
Investment securities	43,612	18,546	17,553	79,692
Loans	3,796,063	176,771	459,056	4,432,889
Total interest income	4,119,881	179,745	444,637	4,744,263

Interest paid on:
Demand	365,767	10,851	22,577	399,196
Time	1,067,792	112,332	388,345	1,568,469
Other borrowed funds	(5,658)	1,775	(1,184)	(5,067)
Total interest expense	1,427,901	124,958	409,738	1,962,598

Net interest income	$2,691,979	54,787	34,899	2,781,665

Market Risk and Interest Rate Sensitivity

Our asset/liability mix is monitored on a regular basis and a report evaluating the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to Bank’s board of directors monthly and  the Asset and Liability Management Committee of the Bank’s board of directors on a quarterly basis for a more in-depth discussion. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. The Bank currently prices deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2005 our cumulative one year interest rate sensitivity gap ratio was 1.07. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio.

The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

Maturity/Repricing of Assets and Liabilities

Repricing or maturing amounts in thousands	1 Year or Less	Over 1 Yr. Through 2 Years	Over 2 Yrs. Through 5 Years	Over 5 Years	Total

Interest earning assets:
Interest bearing deposits in banks & Fed Funds sold	$10,558				10,558
Investment securities (1)				3,911	3,911
Other investments				396	396
Adjustable rate loans	76,248				76,248
Fixed rate loans	12,362	7,669	10,062	451	30,544
Total interest earning assets	99,168	7,669	10,062	4,758	121,657

Interest bearing liabilities
Interest bearing demand deposits (NOW & MMDA)	20,009				20,009
Savings	4,392				4,392
Time deposits	67,828	3,882	8,645		80,355
Other borrowed funds	--
Total interest bearing liabilities	92,229	3,882	8,645	--	104,756

Interest rate sensitivity gap	6,939	3,787	1,417	4,758	16,901

Cumulative interest rate sensitivity gap	6,939	10,726	12,143	16,901

Cumulative interest rate sensitivity gap to total assets	5.43%	8.39%	9.50%	13.23%

(1)Does not include restricted equity securities, which consist of Federal Home Loan Bank of Atlanta stock and Federal Reserve Bank stock and Alliance Bancshares, Inc. common stock., as such assets are not interest rate sensitive.

Management believes the measurement of interest rate risk using gap analysis is enhanced when used in conjunction with an earnings simulation model.  As of December 31, 2005, the Company maintained an asset sensitive interest rate risk position based on its simulation model results.  This positioning would be expected to result in an increase in net interest income in a rising rate environment and a decrease in net interest income in a declining rate environment.  This is generally due to a greater proportion of interest earning assets repricing on a variable rate basis as compared to variable rate funding sources. This asset sensitivity is indicated by selected results of net interest income simulations.  The actual realized change in net interest income would depend on several factors.  These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons.  Market conditions and their resulting impact on loan, deposit, and funding pricing would also be a primary determinant in the realized level of net interest income.  The table below shows the impact on net interest margins over a twelve-month period when subjected to an immediate 200 basis point increase and decrease in rate.

Twelve Month Net Interest Income Sensitivity

Change in Short-Term Interest Rates (in basis points)	Estimated Change in Net Interest Income
+200	21.5%
Flat	—
-200	(23.5)%

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, as of December 31, 2005 approximately 71% of the loan portfolio is comprised of loans which have variable rate terms or mature within one year.

Securities Portfolio

Types of Securities

The following table sets forth the carrying value of securities held by the Bank as of the dates indicated:

	December 31,
	2005	2004

U. S. Treasuries and U. S. government agencies	$2,055,803	3,008,438
Mortgage-backed securities	933,104
CMO’s	922,300
Equity securities	896,292	860,292
Total	$4,807,499	3,868,730

(1)  Equity securities consist of Federal Home Loan Bank of Atlanta stock, Federal Reserve Bank stock and Alliance Bancshares, Inc. common stock.  For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual maturity date.

Maturities

The amounts of debt securities as of December 31, 2005 are shown in the following table according to contractual maturities.

	<One Year	1 to 5 Years	5 to 10 Years	>10 Years	Total	Weighted Average Yield

U. S. Treasuries and Agencies			$2,055,803		2,055,803	3.45%
Mortgage backed securities			933,104		933,104	4.34%
CMO’s				922,300	922,300	4.55%

Total	$ --	--	2,988,907	922,300	3,911,207

              Yields were computed using coupon interest rates, including discount accretion and premium amortization.  The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

Loan Portfolio

Types of Loans

The following table sets forth loans by purpose as of the dates indicated therein:

	For the Years Ended December 31
	2005		2004
Classification	$	%	$	%

Commercial	4,302	4.0%	4,454	8.5%
Real estate - construction	37,073	34.7%	18,457	35.2%
Real estate - mortgage	60,976	57.1%	27,531	52.5%
Consumer and other	4,442	4.2%	1,982	3.8%

Total	106,793	100.00%	52,424	100.00%

Allowance for loan loss	(1,375)		(655)
Net loans	105,418		51,769

 Loans are net of deferred loan fees.

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2005 are shown in the following table according to contractual maturity, amounts in thousands.

	One Year or Less	Over One to Five Years

Commercial, financial & agricultural	$ 2,623	1,678
Real estate - construction	36,019	1,054

Total	$ 38,642	2,732

The following table summarizes loans at December 31, 2005 with the due date after one year for predetermined and floating or adjustable interest rates.

(Dollars in thousands)	Rate Structure for Loans Maturing over One Year
	Adjustable Rate	Fixed Rate	Total
Commercial	$557	1,121	1,678
Real estate – construction	1,054		1,054
Total	$1,611	1,121	2,732

 Risk Elements

The company has no non-performing loans outstanding at December 31, 2005 and December 31, 2004.  The Company has no reduction in interest income from nonaccrual loans under their original terms and no interest income that was recorded on nonaccrual loans.

Management includes nonaccrual loans in its definition of impaired loans as determined by Financial Accounting Standards Board Statement Numbers 114 and 118.

Our policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when: (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection.  Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware and which cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses.

Summary of Loan Loss Experience

The following table summarizes average loan balances for the periods set forth therein determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to expense; and the ratio of net charge-offs during the year to average loans.

(Dollars in thousands)	2005	2004
Allowance at beginning of year	$655	-
Charge-offs	-	-
Recoveries	-	-
Net charge offs	-	-
Provisions charged to earnings	720	655
Allowance at end of year	1,375	655
Ratio of net charge offs to average loans	NA	NA
Ratio of allowance to total loans	1.29%	1.25%

The following table sets forth the allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated:

	2005		2004
Balance at End of Period Applicable to:	Amount	%	Amount	%

Commercial, financial and agricultural	$ 86,158	6.27%	59,616	9.09%
Real estate - mortgage	760,284	55.30%	348,648	53.18%
Real estate - construction	504,061	36.66%	232,059	35.39%
Consumer and other loans	24,411	1.78%	15,334	2.34%
Unallocated	0	0.00%	0	0.00%

Total	1,374,914	100.00%	655,658	100.00%

The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require our subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. See also our allowance for loan loss discussion in “Critical Accounting Policies.”

Our allowance for loan losses was $1,374,914 at December 31, 2005, representing 1.29% of total loans, compared with $655,658 at December 31, 2004, which represented 1.25% of total loans.

Deposits

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, are presented below. Average balances were determined using daily average balances.

	For the Years Ended December 31,
(Amounts in thousands)	2005		2004
	$	Rate %	$	Rate %

Non-interest bearing demand	7,256	--	1,771	--
Interest bearing demand	24,285	2.37%	7,831	2.23%
Time	52,948	3.55%	11,879	2.45%

Total	84,489		21,481

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2005 are shown below by category.

(Dollars in thousands)	Total
Three months or less	$11,106
Over three months through six months	19,094
Over six months through twelve months	37,628
Over twelve months	12,527
Total	$80,355

Return on Equity and Assets

The following table sets forth rate of return information for the periods indicated.

	2005	2004
Return on assets (1)	82%	(3.73)%
Return on equity (2)	5.90	(15.75)
Dividend payout ratio (3)	-0-	-0-
Equity to assets ratio (4)	13.813	2.37

(1)

Net income divided by average total assets.

(2)

Net income divided by average equity.

(3)

Dividends declared per share divided by diluted earnings per share.

(4)

Average equity divided by average total assets.

Borrowings

We had no borrowings outstanding at December 31, 2005 and 2004.

D-1

ALLIED BANCSHARES

PROXY CARD

REVOCABLE PROXY

ALLIED BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS __________________, 2006

      X       PLEASE MARK VOTES AS IN THIS EXAMPLE

The undersigned hereby appoints Jackson P. Turner and Brent H. Baker, or either of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders (“Special Meeting”) to be held at First National Bank of Forsyth County, 1700 Market Place Boulevard, Cumming, Georgia, on _________, 2006 at _____ a..m., Georgia time.  The named proxies are authorized to cast all votes to which the undersigned is entitled as follows:

1.

The proposal to approve an amendment to the Company’s articles of incorporation that will result in creation of a class of preferred stock and the reclassification of shares of common stock held by owners of 1,000 or fewer shares of common stock into shares of such preferred stock on the basis of one share of preferred stock for each share of common stock held by such shareholders.

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FOR

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AGAINST

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ABSTAIN

The Board of Directors recommends a vote “FOR” the listed proposal.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES AS DIRECTED BY THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

Please be sure to sign and  date this Proxy in the box below.

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Signature

Signature, if held jointly

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING

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Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

ALLIED BANCSHARES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   Should the above-signed be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the President of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the President of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.

   The above-signed acknowledges receipt from the Company prior to the execution of this proxy of the notice of the Special Meeting, the proxy statement.

   Please sign exactly as your name appears on this proxy card.  When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

PLEASE COMPLETE AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?

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